Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

Among

OPEXA THERAPEUTICS, INC.

OPEXA MERGER SUB, INC., and

ACER THERAPEUTICS INC.

Dated as of June 30, 2017

Table of Contents

ARTICLE 1 DESCRIPTION OF TRANSACTION		2

1.1	Structure of the Merger	2
1.2	Effects of the Merger	2
1.3	Closing; Effective Time	2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	3
1.5	Conversion of Shares and Assumption of Options	3
1.6	Calculation of Net Cash	5
1.7	Closing of Acer’s Transfer Books	6
1.8	Surrender of Certificates	6
1.9	Appraisal Rights	8
1.10	Further Action	8
1.11	Tax Consequences	9
1.12	Certificates	9

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF ACER		9

2.1	Subsidiaries; Due Organization; Organizational Documents	10
2.2	Authority; Vote Required	10
2.3	Non-Contravention; Consents	11
2.4	Capitalization	11
2.5	Financial Statements	12
2.6	Absence of Changes	13
2.7	Title to Assets	13
2.8	Real Property; Leaseholds	13
2.9	Intellectual Property	14
2.10	Material Contracts	16
2.11	Undisclosed Liabilities	18
2.12	Compliance; Permits; Restrictions	18
2.13	Tax Matters	20
2.14	Employee and Labor Matters; Benefit Plans	22
2.15	Environmental Matters	26
2.16	Insurance	26
2.17	Legal Proceedings; Orders	27
2.18	Inapplicability of Anti-Takeover Statutes	27
2.19	No Financial Advisor	27
2.20	Subscription Agreement	27
2.21	Disclosure	28
2.22	Exclusivity of Representations; Reliance	28

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF OPEXA AND MERGER SUB		28

3.1	Subsidiaries; Due Organization; Organizational Documents	29
3.2	Authority; Vote Required	29

i

3.3	Non-Contravention; Consents	31
3.4	Capitalization	31
3.5	SEC Filings; Financial Statements	33
3.6	Absence of Changes	35
3.7	Title to Assets	35
3.8	Real Property; Leaseholds	35
3.9	Intellectual Property	36
3.10	Material Contracts	38
3.11	Undisclosed Liabilities	40
3.12	Compliance; Permits; Restrictions	40
3.13	Tax Matters	41
3.14	Employee and Labor Matters; Benefit Plans	43
3.15	Environmental Matters	48
3.16	Insurance	49
3.17	Legal Proceedings; Orders	49
3.18	Inapplicability of Anti-Takeover Statutes	50
3.19	No Financial Advisor	50
3.20	Disclosure	50
3.21	Bank Accounts; Deposits	50
3.22	Transactions with Affiliates	51
3.23	Valid Issuance	51
3.24	Code of Ethics	51
3.25	Shell Company Status	51
3.26	Anti-Corruption Matters	51
3.27	Exclusivity of Representations; Reliance	52

ARTICLE 4 CERTAIN COVENANTS OF THE PARTIES		52

4.1	Access and Investigation	52
4.2	Operation of Opexa’s Business	53
4.3	Operation of Acer’s Business	55
4.4	Notification of Certain Matters	57
4.5	No Solicitation	58

ARTICLE 5 ADDITIONAL AGREEMENTS OF THE PARTIES		60

5.1	Registration Statement; Proxy Statement / Prospectus / Information Statement	60
5.2	Acer Stockholder Written Consent	61
5.3	Opexa Shareholders’ Meeting	63
5.4	Regulatory Approvals	65
5.5	Acer Options	66
5.6	Opexa Employee and Benefits Matters; Opexa Options	67
5.7	Indemnification of Officers and Directors	69
5.8	Additional Agreements	70
5.9	Disclosure	70
5.10	Listing	70

5.11	Tax Matters	71
5.12	Legends	71
5.13	Directors and Officers	71
5.14	Section 16 Matters	72
5.15	Takeover Statutes	72
5.16	Preferred Stock	72
5.17	Termination of Certain Agreements and Rights	72
5.18	Net Cash	72

ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY		72

6.1	Effectiveness of Registration Statement	72
6.2	No Restraints	72
6.3	Stockholder Approval	73
6.4	Regulatory Matters	73
6.5	Listing	73
6.6	Net Cash Calculation	73

ARTICLE 7 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF OPEXA AND MERGER SUB		73

7.1	Accuracy of Representations	73
7.2	Performance of Covenants	74
7.3	No Acer Material Adverse Effect	74
7.4	Preferred Stock Conversion	74
7.5	Termination of Investor Agreements	74
7.6	Acer Debt Conversion	74
7.7	Acer Pre-Closing Financing	74
7.8	Documents	74

ARTICLE 8 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF ACER		75

8.1	Accuracy of Representations	75
8.2	Performance of Covenants	75
8.3	No Opexa Material Adverse Effect	75
8.4	Termination of Contracts	75
8.5	Board of Directors and Officers	75
8.6	Sarbanes-Oxley Certifications	76
8.7	Net Cash Threshold	76
8.8	Shell Company Status	76
8.9	Satisfaction of Liabilities	76
8.10	Amendment to Certificate of Formation	76
8.11	Bylaws	76
8.12	Documents	76

ARTICLE 9 TERMINATION		77

9.1	Termination	77

9.2	Effect of Termination	79
9.3	Expenses; Termination Fees	79

ARTICLE 10 MISCELLANEOUS PROVISIONS		82

10.1	Non-Survival of Representations and Warranties	82
10.2	Amendment	82
10.3	Waiver	82
10.4	Entire Agreement; Counterparts; Exchanges by Facsimile	83
10.5	Applicable Law; Jurisdiction	83
10.6	Attorneys’ Fees	83
10.7	Assignability; No Third Party Beneficiaries	83
10.8	Notices	83
10.9	Severability	84
10.10	Other Remedies; Specific Performance	85
10.11	Construction	85

Schedules:

Opexa Disclosure Schedule
Acer Disclosure Schedule

Schedule A	Persons Executing Acer Stockholder Support Agreements
Schedule B	Persons Executing Opexa Shareholder Support Agreements
Schedule 5.6(a)(ii)	Terminated Opexa Associate Payments
Schedule 5.6(c)	Opexa Benefit Plans
Schedule 5.13	Opexa Officers and Directors at the Effective Time
Schedule 5.17	Investor Agreements
Schedule 8.4	Terminated Contracts

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Acer Stockholder Support Agreement
Exhibit C	Form of Opexa Shareholder Support Agreement
Exhibit D	Subscription Agreement
Exhibit E	Surviving Corporation Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of June 30, 2017, by and among Opexa Therapeutics, Inc., a Texas corporation (“Opexa”), Opexa Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Acer Therapeutics Inc., a Delaware corporation (“Acer”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Opexa and Acer intend to effect a merger of Merger Sub into Acer (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and Acer will become a wholly-owned subsidiary of Opexa.

B. The Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

C. The Opexa Board of Directors (i) has determined that the Merger is fair to, and in the best interests of, Opexa and the Opexa Shareholders, (ii) has deemed advisable and approved this Agreement, the Merger, the Opexa Shareholder Matters, and other actions contemplated by this Agreement; and (iii) has determined to recommend that the Opexa Shareholders vote to approve the Opexa Shareholder Matters.

D. The Board of Directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has deemed advisable and approved this Agreement, the Merger, and the applicable Contemplated Transactions, and (iii) has determined to recommend that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Merger and the applicable Contemplated Transactions.

E. The Acer Board of Directors (i) has determined that the Merger is advisable and fair to, and in the best interests of, Acer and the Acer Stockholders, (ii) has deemed advisable and approved the Acer Stockholder Matters and other actions contemplated by this Agreement, and (iii) has determined to recommend that the Acer Stockholders vote to approve the Acer Stockholder Matters.

F. In order to induce Opexa to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of Acer and the Acer Stockholders, in each case, listed on Schedule A hereto are executing concurrently with the execution and delivery of this Agreement support agreements in favor of Opexa in the form substantially attached hereto as Exhibit B (the “Acer Stockholder Support Agreements”).

G. In order to induce Acer to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of Opexa and such persons’ respective Affiliates, in each case, listed on Schedule B hereto are executing support agreements in favor of Acer concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “Opexa Shareholder Support Agreements”).

H. It is expected that within five (5) Business Days after the Form S-4 Registration Statement is declared effective by the SEC under the Securities Act, Acer will deliver the Acer Stockholder Written Consent.

I. Immediately prior to the execution and delivery of this Agreement, certain investors have executed a Subscription Agreement substantially in the form attached hereto as Exhibit D among Acer and the Persons named therein, pursuant to which such Persons have agreed to purchase the number of shares of Acer Capital Stock set forth therein prior to the Closing in connection with the Acer Pre-Closing Financing (the “Subscription Agreement”).

J. Acer may enter into the Subscription Agreement after the date hereof with additional investors in connection with the Acer Pre-Closing Financing, provided that such additional Purchasers shall be limited to one or a few accredited investors (and their accredited Affiliates) with which Acer was in substantive discussions prior to the date hereof.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DESCRIPTION OF TRANSACTION

1.1 Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into Acer, and (b) the separate existence of Merger Sub shall cease and Acer will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, Acer will become a wholly-owned subsidiary of Opexa.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, Article 7 and Article 8, the closing of the Merger (the “Closing”) shall take place at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Boston, Massachusetts 02210, as promptly as practicable (but in no event later than the second (2nd) Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6, Article 7 and Article 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Opexa and Acer may mutually agree in writing; provided, however, that if Acer is not prepared to close the Acer Pre-Closing Financing at such time, Acer has the right, in its sole discretion to delay the Closing for up to ten (10) Business Days. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable requirements of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Opexa and Acer (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit E until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b) the certificate of formation of Opexa shall be the certificate of formation of Opexa immediately prior to the Effective Time, until thereafter amended as provided by the TBOC and such certificate of formation; provided, however, that at the Effective Time, Opexa shall file one or more amendments to its certificate of formation, to the extent approved by the holders of Opexa Common Stock as contemplated by Section 5.3, to (i) change the name of Opexa to “Acer Therapeutics Inc.,” and (ii) effect the NASDAQ Reverse Split, to the extent requested by Acer prior to the filing with the SEC of the Proxy Statement / Prospectus / Information Statement;

(c) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the terms of such bylaws, the certificate of incorporation of the Surviving Corporation and the DGCL;

(d) the bylaws of Opexa shall be the bylaws of Opexa immediately prior to the Effective Time; provided, however, that effective at the Effective Time, Opexa shall amend its bylaws, to replace all references to Opexa’s name with “Acer Therapeutics Inc.”;

(e) the directors and officers of Opexa, each to hold office in accordance with the certificate of formation and bylaws of Opexa, shall be as set forth in Section 5.13; and

(f) the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Opexa as set forth in Section 5.13, after giving effect to the provisions of Section 5.13.

1.5 Conversion of Shares and Assumption of Options.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Opexa, Merger Sub, Acer or any Acer Stockholder:

(i) each share of Acer Common Stock or Acer Preferred Stock held as treasury stock or held or owned by Acer, Opexa, or Merger Sub, immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5(c), each share of Acer Common Stock (including any shares of Acer Common Stock issued pursuant to the Acer Pre-Closing Financing) outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and Dissenting Shares, and after giving effect to the Preferred Stock Conversion) shall be converted solely into the right to receive a number of shares of Opexa Common Stock equal to the Exchange Ratio (the aggregate number of shares of Opexa Common Stock thus issued, the “Merger Consideration”).

(b) If any shares of Acer Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with Acer, then the shares of Opexa Common Stock issued in exchange for such shares of Acer Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the book entry shares of Opexa Common Stock shall accordingly be marked with appropriate legends. Acer shall take all actions that may be necessary to ensure that, from and after the Effective Time, Opexa is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) No fractional shares of Opexa Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Acer Common Stock who would otherwise be entitled to receive a fraction of a share of Opexa Common Stock (after aggregating all fractional shares of Opexa Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.8 and accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Opexa Common Stock on The NASDAQ Capital Market (or such other NASDAQ market on which the Opexa Common Stock then trades) on the date the Merger becomes effective.

(d) All Acer Options outstanding immediately prior to the Effective Time under the 2013 Plan shall be assumed by Opexa and converted into options to purchase Opexa Common Stock, in accordance with Section 5.5.

(e) Each share of Common Stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(f) If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Acer Capital Stock or Opexa Common Stock have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the NASDAQ Reverse Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Acer Common Stock and Acer Options the same economic effect as contemplated by this Agreement prior to such event.

1.6 Calculation of Net Cash.

(a) For the purposes of this Agreement, the “Determination Date” shall be the date that is ten (10) calendar days prior to the anticipated date for Closing (the “Anticipated Closing Date”), as agreed upon by Opexa and Acer at least ten (10) calendar days prior to the Opexa Shareholders’ Meeting. On or prior to the Determination Date, Opexa shall provide Acer with a list of all Liabilities of Opexa as of the Determination Date that are individually in excess of $10,000 or in excess of $25,000 in the aggregate, which had not previously been disclosed to Acer in the Opexa Disclosure Schedule. Within five (5) calendar days following the Determination Date, Opexa shall deliver to Acer a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Opexa’s good faith, estimated calculation of Net Cash (the “Net Cash Calculation”) as of the Anticipated Closing Date prepared and certified by Opexa’s Chief Financial Officer (or if there is no Chief Financial Officer, the principal accounting officer for Opexa). Opexa shall make the work papers and back-up materials used or useful in preparing the Net Cash Schedule, as reasonably requested by Acer, available to Acer and, if requested by Acer, its accountants and counsel at reasonable times and upon reasonable notice. Either Party may request a redetermination of Net Cash if it is determined that the actual Closing Date is to occur after the Anticipated Closing Date and such Party reasonably believes a material change to the calculation of Net Cash will thus occur (provided that either Party may request a redetermination of Net Cash if the actual Closing Date is to occur more than five (5) Business Days after the Anticipated Closing Date).

(b) Within five (5) calendar days after Opexa delivers the Net Cash Schedule (the “Response Date”), Acer will have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to Opexa (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation.

(c) If on or prior to the Response Date, (i) Acer notifies Opexa in writing that it has no objections to the Net Cash Calculation or (ii) Acer fails to deliver a Dispute Notice as provided in Section 1.6(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(d) If Acer delivers a Dispute Notice on or prior to the Response Date, then Representatives of Opexa and Acer shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(e) If Representatives of Opexa and Acer are unable to negotiate an agreed-upon determination of Net Cash at the Anticipated Closing Date pursuant to Section 1.6(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Opexa and Acer may mutually agree upon), then Opexa and Acer shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. Opexa shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and Opexa and Acer shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. Acer and Opexa shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Acer and Opexa. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 1.6(e). The fees and expenses of the Accounting Firm shall be allocated between Opexa and Acer in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount (and for the avoidance of doubt the fees and expenses to be paid by Opexa shall reduce the Net Cash). If this Section 1.6(e) applies as to the determination of the Net Cash at the Anticipated Closing Date described in Section 1.6(a), upon resolution of the matter in accordance with this Section 1.6(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may request a redetermination of Net Cash if such Party reasonably believes a material change to the calculation of Net Cash has occurred, or if the Closing Date is more than five (5) Business Days after the Anticipated Closing Date.

(f) Once Net Cash is finally determined pursuant to this Section 1.6, assuming such determination has been made in advance of the Opexa Stockholders’ Meeting it will be publicly disclosed by Opexa in advance thereof.

1.7 Closing of Acer’s Transfer Books. At the Effective Time: (a) all shares of Acer Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion) shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Acer Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Acer Stockholders; and (b) the stock transfer books of Acer shall be closed with respect to all shares of Acer Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Acer Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Acer Capital Stock, including any valid certificate representing any shares of Acer Preferred Stock previously converted into shares of Acer Common Stock in connection with the Preferred Stock Conversion, outstanding immediately prior to the Effective Time (an “Acer Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Acer Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.5 and Section 1.8.

1.8 Surrender of Certificates.

(a) On or prior to the Closing Date, Opexa and Acer shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Opexa shall deposit with the Exchange Agent: (i) the aggregate number of book entry shares to be issued to Acer Stockholders as the Merger Consideration pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The book entry shares of Opexa Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Acer Stock Certificates immediately prior to the Effective Time, as set forth on the Allocation Certificate: (i) a letter of transmittal in customary form; and (ii) instructions for effecting the surrender of Acer Stock Certificates in exchange for book entry shares of Opexa Common Stock. Upon surrender of an Acer Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent: (A) the holder of such Acer Stock Certificate shall be entitled to receive in exchange therefor one or more book entry shares representing the portion of the Merger Consideration (in a number of whole shares of Opexa Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional share of Opexa Common Stock pursuant to the provisions of Section 1.5(c)); and (B) upon delivery of such consideration to the applicable holder in accordance with Section 1.5, the Acer Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Acer Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Opexa Common Stock (and cash in lieu of any fractional share of Opexa Common Stock). If any Acer Stock Certificate has been lost, stolen or destroyed, Opexa may, in its reasonable discretion and as a condition precedent to the delivery of any shares of Opexa Common Stock, require the owner of such lost, stolen or destroyed Acer Stock Certificate to provide an applicable affidavit with respect to such Acer Stock Certificate and post a bond indemnifying Opexa against any claim suffered by Opexa related to the lost, stolen or destroyed Acer Stock Certificate or any Opexa Common Stock issued in exchange therefor as Opexa may reasonably request.

(c) No dividends or other distributions declared or made with respect to Opexa Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Acer Stock Certificate with respect to the shares of Opexa Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Acer Stock Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Acer Stock Certificates six (6) months after the Closing Date shall be delivered to Opexa upon demand, and any holders of Acer Stock Certificates who have not theretofore surrendered their Acer Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Opexa for satisfaction of their claims for Opexa Common Stock, cash in lieu of fractional shares of Opexa Common Stock and any dividends or distributions with respect to shares of Opexa Common Stock.

(e) Each of the Exchange Agent, Opexa and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Acer Stock Certificate such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including an IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, and remitted to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No party to this Agreement shall be liable to any holder of any Acer Stock Certificate or to any other Person with respect to any shares of Opexa Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Acer Capital Stock that are outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.5(a)(i)) and are held by an Acer Stockholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights for such shares of Acer Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the portion of the Merger Consideration attributable to such Dissenting Shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if after the Effective Time, such stockholder fails to perfect or effectively withdraws or otherwise loses such holder’s appraisal rights under the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Acer Common Stock shall be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the portion of the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5, without interest thereon.

(b) Acer shall give Opexa prompt written notice of any demands by dissenting stockholders received by Acer, withdrawals of such demands and any other instruments served on Acer and any material correspondence received by Acer in connection with such demands.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acer, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Acer, in the name of Merger Sub and otherwise) to take such action.

1.11 Tax Consequences. For federal income Tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

1.12 Certificates.

(a) Opexa will prepare and deliver to Acer at least two (2) Business Days prior to the Closing Date, a certificate signed by the Acting Chief Financial Officer of Opexa (or if there is no Acting Chief Financial Officer, the principal accounting officer for Opexa) in a form reasonably acceptable to Acer, which sets forth a true and complete list, as of immediately prior to the Effective Time, of the number of Opexa Outstanding Shares and each component thereof (broken down by outstanding shares of Opexa Common Stock, Opexa Options, Opexa RSUs, Opexa Warrants, and other relevant securities) (“Opexa Outstanding Shares Certificate”).

(b) Acer will prepare and deliver to Opexa at least one (1) Business Day prior to the Closing Date a certificate signed by the Chief Financial Officer of Acer in a form reasonably acceptable to Opexa, which sets forth a true and complete list, as of immediately prior to the Effective Time (giving effect to the Preferred Stock Conversion and the closing of the Acer Pre-Closing Financing) of: (a) the record holders of Acer Common Stock and Acer Options; (b) the number of shares of Acer Common Stock owned and/or underlying the Acer Options held by such holders and the per share exercise price for each such Acer Option; and (c) the portion of the Merger Consideration each such holder is entitled to receive pursuant to Section 1.5 (the “Allocation Certificate”).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF ACER

Acer represents and warrants to Opexa and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by Acer to Opexa (the “Acer Disclosure Schedule”) (it being understood that the representations and warranties in this Article 2 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the Acer Disclosure Schedule corresponding to the particular section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Acer Disclosure Schedule by reference to another section or subsection of the Acer Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other section or subsection of the Acer Disclosure Schedule to the extent it is reasonably apparent from the face of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). The inclusion of any information in the Acer Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in an Acer Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1 Subsidiaries; Due Organization; Organizational Documents.

(a) Acer does not have any Subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any Entity. Acer has neither agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Acer has not, at any time, been a general partner of, or otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Acer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Acer Contracts.

(c) Acer is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute an Acer Material Adverse Effect.

(d) Each director and officer of Acer as of the date of this Agreement is set forth in Section 2.1(d) of the Acer Disclosure Schedule.

(e) Acer has delivered or made available to Opexa accurate and complete copies of its certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto. Acer is not in material violation of any of the provisions of its organizational documents.

2.2 Authority; Vote Required.

(a) Acer has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Acer Board of Directors has: (i) determined that the Merger is fair to, and in the best interests of Acer and Acer Stockholders; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; (iii) recommended the approval of the Acer Stockholder Matters by the Acer Stockholders and directed that the Acer Stockholder Matters be submitted for consideration by Acer Stockholders in connection with the solicitation of the Required Acer Stockholder Vote; and (iv) approved the Acer Stockholder Support Agreements and the transactions contemplated thereby. This Agreement has been duly executed and delivered by Acer and, assuming the due authorization, execution and delivery by Opexa and Merger Sub, constitutes the legal, valid and binding obligation of Acer, enforceable against Acer in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The affirmative vote of the holders of (i) a majority of the shares of Acer Preferred Stock and Common Stock, voting together as a single class; and (ii) greater than 50% of the shares of Acer Preferred Stock, voting together as a single class and (iii) greater than 50% of the shares of Acer Series B Preferred Stock, voting together as a single class, in each case, as outstanding on the record date for the written consent in lieu of a meeting pursuant to Section 228 of the DGCL approving the Acer Stockholder Matters, in a form reasonably acceptable to Opexa (each, an “Acer Stockholder Written Consent” and collectively, the “Acer Stockholder Written Consents”) and entitled to vote thereon (collectively, the “Required Acer Stockholder Vote”), is the only vote of the holders of any class or series of Acer Capital Stock necessary to approve the Acer Stockholder Matters. The shares of Acer Capital Stock covered by the Acer Stockholder Support Agreements are sufficient to obtain the Required Acer Stockholder Vote.

2.3 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Acer does not, and the performance of this Agreement by Acer will not, (i) conflict with or violate the certificate of incorporation or bylaws of Acer; (ii) subject to obtaining the Required Acer Stockholder Vote and compliance with the requirements set forth in Section 2.3(b) below, conflict with or violate any Legal Requirement applicable to Acer or by which its properties are bound or affected, except for any such conflicts or violations that would not constitute an Acer Material Adverse Effect; or (iii) require Acer to make any filing with or give any notice or make any payment to a Person, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Acer’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Acer pursuant to, any Acer Material Contract.

(b) No material Consent or order of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Acer in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) any required filings under the HSR Act and any foreign antitrust Legal Requirement and (iii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

2.4 Capitalization.

(a) The authorized capital stock of Acer as of the date of this Agreement consists of: (i) 10,000,000 shares of common stock, par value $0.0001 per share (the “Acer Common Stock”), of which 2,450,000 shares are issued and outstanding as of the date of this Agreement; and (ii) 1,608,654 shares of preferred stock, par value $0.0001 per share (the “Acer Preferred Stock”), of which 638,416 shares are designated as Series A Preferred Stock, all of which are issued and outstanding as of the date of this Agreement, and of which 970,238 shares are designated as Series B Preferred Stock (the “Acer Series B Preferred Stock”), all of which are issued and outstanding as of the date of this Agreement. Acer does not hold any of its capital stock in treasury. All of the outstanding shares of Acer Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Section 2.4(a) of the Acer Disclosure

Schedule lists, as of the date of this Agreement, each record holder of issued and outstanding Acer Capital Stock and the number and type of shares of Acer Capital Stock held by such holder. Each share of Acer Preferred Stock is convertible into one (1) share of Acer Common Stock.

(b) Except for the Acer 2013 Stock Incentive Plan (the “2013 Plan”), Acer does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Acer has reserved 165,000 shares of Acer Common Stock for issuance under the 2013 Plan. As of the date of this Agreement, of such reserved shares of Acer Common Stock, 116,375 shares have been granted and are currently outstanding, and 48,625 shares of Acer Common Stock remain available for future issuance pursuant to the 2013 Plan. Section 2.4(b) of the Acer Disclosure Schedule sets forth the following information with respect to each Acer Option outstanding, as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Acer Common Stock subject to such Acer Option as of the date of this Agreement; (C) the exercise price of such Acer Option; (D) the date on which such Acer Option was granted; and (E) the date on which such Acer Option expires. No vesting of Acer Options will accelerate as a result of the Merger.

(c) Except for the outstanding Acer Options set forth on Section 2.4(b) of the Acer Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Acer; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Acer; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Acer is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Acer. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based or other similar rights with respect to Acer.

(d) (i) None of the outstanding shares of Acer Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Acer Capital Stock are subject to any right of first refusal in favor of Acer; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Acer having a right to vote on any matters on which the Acer Stockholders have a right to vote; (iv) there is no Acer Contract to which Acer is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Acer Capital Stock. Acer is not under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Acer Capital Stock or other securities.

(e) All outstanding shares of Acer Capital Stock, as well as all Acer Options, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

2.5 Financial Statements.

(a) Section 2.5(a) of the Acer Disclosure Schedule includes true and complete copies of (i) Acer’s audited consolidated balance sheets at December 31, 2015 and December 31, 2016, (ii) the Acer Unaudited Interim Balance Sheet, (iii) Acer’s audited consolidated statements of operations, cash flows and changes in stockholders’ equity for the years ended December 31, 2015 and December 31, 2016, and (iv) Acer’s unaudited statements of operations, cash flows and changes in stockholders’ equity for the three (3) months ended March 31, 2017 (collectively, the “Acer Financials”). The Acer Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Acer Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present the financial condition and operating results of Acer as of the dates and for the periods indicated therein.

(b) Acer maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Acer maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

2.6 Absence of Changes. Since March 31, 2017 through the date of this Agreement, Acer has conducted its business in the Ordinary Course of Business and there has not been (a) any event that has had an Acer Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, an Acer Material Adverse Effect or (b) any action, event or occurrence that would have required consent of Opexa pursuant to Section 4.3(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.7 Title to Assets. Acer owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Acer Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Acer; and (iii) liens listed in Section 2.7 of the Acer Disclosure Schedule.

2.8 Real Property; Leaseholds. Acer neither currently owns, nor has it ever owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereto) identified in Section 2.8 of the Acer

Disclosure Schedule (the “Acer Leases”), which are each in full force and effective, with no existing material default thereunder. Acer’s possession and quiet enjoyment of the leased real estate under such Acer Leases has not been disturbed, and to the Knowledge of Acer, there are no disputes with respect to such Acer Leases. Acer has not created any Encumbrances on the real estate under the Acer Leases.

2.9 Intellectual Property.

(a) Acer owns, or has the right to use, and has the right to bring actions for the infringement of, all Acer IP Rights, except for any failure to own or have the right to use, or have the right to bring actions that would not constitute an Acer Material Adverse Effect.

(b) Section 2.9(b) of the Acer Disclosure Schedule is an accurate, true and complete listing of all Acer Registered IP.

(c) Section 2.9(c) of the Acer Disclosure Schedule accurately identifies (i) all Acer IP Rights licensed to Acer (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Acer’s products or services and (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials); (ii) the corresponding Acer Contracts pursuant to which such Acer IP Rights are licensed to Acer; (iii) whether the license or licenses granted to Acer are exclusive or non-exclusive; and (iv) whether any funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Acer IP Rights.

(d) Section 2.9(d) of the Acer Disclosure Schedule accurately identifies each Acer Contract pursuant to which any Person (other than Acer) has been granted any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Acer IP Rights. Acer is not bound by, and no Acer IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Acer to use, exploit, assert or enforce any Acer IP Rights anywhere in the world, in each case as would materially limit the business of Acer as currently conducted or planned to be conducted.

(e) Acer solely owns all right, title, and interest to and in Acer IP Rights (other than Acer IP Rights (i) exclusively or non-exclusively licensed to Acer, as identified in Section 2.9(c) of the Acer Disclosure Schedule, (ii) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Acer’s products or services, and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials) free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of all Acer Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not (in any case or in the aggregate) materially detract from the value of the Acer Registered IP subject thereto or materially impair the operations of Acer.

(ii) Each Person who is or was an employee or contractor of Acer and who is or was involved in the creation or development of any Acer IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to Acer and confidentiality provisions protecting trade secrets and confidential information of Acer. To the Knowledge of Acer, no current or former stockholder, officer, director, employee or contractor of Acer has any claim, right (whether or not currently exercisable), or interest to or in any Acer IP Rights. To the Knowledge of Acer, no employee or contractor of Acer is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Acer or (b) in breach of any Contract with any current or former employer or other Person concerning Acer IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Acer IP Rights.

(iii) No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Acer IP Rights in which Acer has an ownership interest.

(iv) Acer has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Acer holds, or purports to hold, as a trade secret.

(v) Acer has neither assigned nor otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Acer IP Rights to any other Person.

(vi) The Acer IP Rights constitute all Intellectual Property necessary for Acer to conduct its business as currently conducted or planned to be conducted.

(f) The manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Acer (i) does not violate or constitute a breach of any license or agreement between Acer and any third party, and, (ii) to the Knowledge of Acer, does not infringe or misappropriate any Intellectual Property right of any other party. Acer has disclosed in correspondence to Opexa the third-party patents and patent applications found during all freedom to operate searches that were conducted by Acer related to any product or technology currently licensed or sold or under development by Acer. To the Knowledge of Acer, no third party is infringing upon or misappropriating, or violating any license or agreement with Acer relating to, any Acer IP Rights. There is no current or, to the Knowledge of Acer, pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Acer IP Rights, nor has Acer received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Acer conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(g) Each item of Acer IP Rights that is Acer Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Acer Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not (in any case or in the aggregate) materially detract from the value of the Acer Registered IP subject thereto or materially impair the operations of Acer.

(h) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Acer conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Acer has or purports to have an ownership interest has been impaired as determined by Acer in accordance with GAAP.

2.10 Material Contracts.

(a) Section 2.10(a) of the Acer Disclosure Schedule lists the following Acer Contracts, effective as of the date of this Agreement (each, an “Acer Material Contract” and collectively, the “Acer Material Contracts”):

(i) each Acer Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii) each Acer Contract requiring payments by Acer after the date of this Agreement in excess of $150,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by Acer on ninety (90) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit Acer’s or such successor’s ability to terminate employees at will;

(iii) each Acer Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv) each Acer Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each Acer Contract containing (A) any covenant limiting the freedom of Acer or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(vi) each Acer Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms;

(vii) each Acer Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(viii) each Acer Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 or creating any material Encumbrances with respect to any assets of Acer or any loans or debt obligations with officers or directors of Acer;

(ix) each Acer Contract requiring payment by or to Acer after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Acer; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Acer has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Acer has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Acer; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Acer or any Contract to sell, distribute or commercialize any products or service of Acer, in each case, except for Acer Contracts entered into in the Ordinary Course of Business;

(x) each Acer Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Acer in connection with the Contemplated Transactions;

(xi) each Acer IP Rights Agreement other than those that are immaterial;

(xii) each Acer Lease; or

(xiii) any other Acer Contract that is not terminable at will (with no penalty or payment) by Acer and (A) which involves payment or receipt by Acer after the date of this Agreement under any such agreement, contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate, or (B) that is material to the business or operations of Acer.

(b) Acer has delivered or made available to Opexa accurate and complete (except for applicable redactions thereto) copies of all Acer Material Contracts, including all amendments thereto. There are no Acer Material Contracts that are not in written form. Acer has not, nor to Acer’s Knowledge, as of the date of this Agreement has any other party to an Acer Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Acer Material Contract in such manner as would permit any other party to cancel or terminate any such Acer Material Contract, or would permit any other party to seek damages that would result in an Acer Material Adverse Effect. As to Acer, as of the date of this Agreement, each Acer Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.11 Undisclosed Liabilities. As of the date of this Agreement, Acer does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the “liabilities” column of the Acer Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Acer since the date of the Acer Unaudited Interim Balance Sheet in the Ordinary Course of Business and that are not in excess of $250,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Acer under Acer Contracts, including the reasonably expected performance of such Acer Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (f) Liabilities listed in Section 2.11 of the Acer Disclosure Schedule.

2.12 Compliance; Permits; Restrictions.

(a) Acer is, and since January 1, 2011 has been, in material compliance with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Acer, threatened against Acer. There is no Contract, judgment, injunction, order or decree binding upon Acer which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Acer, any acquisition of material property by Acer or the conduct of business by Acer as currently conducted, (ii) would reasonably be expected to have an adverse effect on Acer’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b) Acer holds all required Governmental Authorizations which are material to the operation of the business of Acer (the “Acer Permits”) as currently conducted. Section 2.12(b) of the Acer Disclosure Schedule identifies each Acer Permit. As of the date of this Agreement, Acer is in material compliance with the terms of the Acer Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Acer, threatened, which seeks to revoke, limit, suspend, or materially modify any Acer Permit. The rights and benefits of each material Acer Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Acer immediately prior to the Effective Time.

(c) There are no proceedings pending or, to the Knowledge of Acer, threatened with respect to an alleged violation by Acer of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substances Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d) Acer holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Acer as currently conducted, and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Acer Product Candidates”) (collectively, the “Acer Regulatory Permits”), and no such Acer Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Acer is in compliance in all material respects with the Acer Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Acer Regulatory Permit or (B) any revocation, withdrawal, suspension, cancelation, termination or material modification of any Acer Regulatory Permit. Acer has made available to Opexa all information requested by Opexa in Acer’s possession or control relating to the Acer Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Acer Product Candidates, including complete copies of the following (to the extent there are any): adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Acer or in which Acer or its current products or product candidates, including the Acer Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2011, Acer has not received any notices, correspondence or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Acer threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Acer or in which Acer or its current products or product candidates, including the Acer Product Candidates, have participated.

(f) Acer is not the subject of any pending, or to the Knowledge of Acer, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Acer, Acer has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or Acer Product Candidates that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any

amendments thereto. None of Acer, or to the Knowledge of Acer, any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Acer, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Acer or any of its officers, employees or agents.

2.13 Tax Matters.

(a) Acer has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Acer is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Acer does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by Acer on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Acer have been reserved for on the Acer Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Acer Unaudited Interim Balance Sheet, Acer has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Acer has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Acer’s Unaudited Interim Balance Sheet) upon any of the assets of Acer.

(e) No material deficiencies for Taxes with respect to Acer have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Acer. No issues relating to Taxes of Acer were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Acer has delivered or made available to Opexa complete and accurate copies of all federal income Tax and all other material Tax Returns of Acer (and its predecessors) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Acer (and its predecessors), with respect to federal income Tax and all other material Taxes. Neither Acer nor any of its predecessors has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) All material elections with respect to Taxes affecting Acer as of the date hereof are set forth on Section 2.13(f) of the Acer Disclosure Schedule. Acer has not (i) consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of Acer; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made or will make a consent dividend election under Section 565 of the Code; (vi) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g) Acer has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Acer is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i) Acer has never been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Acer) for federal, state, local or foreign Tax purposes. Acer has no Liability for the Taxes of any Person (other than Acer) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(j) Acer has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Acer will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(l) Acer is not a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Acer, other arrangement or contract which is treated as a partnership for Tax purposes.

(m) Acer has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n) Acer has not taken any action, and to the Knowledge of Acer, there is no fact or circumstance that would reasonably be expected to prevent the Contemplated

Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.14 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Acer employees is terminable by Acer at will (or otherwise in accordance with general principles of wrongful termination law).

(b) Acer is not a party to or bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Acer, seeking to represent any employees of Acer.

(c) There has never been, nor, to the Knowledge of Acer has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity or any similar activity or dispute, affecting Acer.

(d) Acer is not, and has never been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Acer, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Acer Associate, including charges of unfair labor practices or discrimination complaints.

(e) Section 2.14(e) of the Acer Disclosure Schedule lists, as of the date of this Agreement, all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), written or otherwise, which are currently in effect relating to any present or former employee, independent contractor or director of Acer or any Acer Affiliate or which is maintained by, administered or contributed to by, or required to be contributed to by, Acer or any Acer Affiliate, or under which Acer or any Acer Affiliate has any current or would reasonably be expected to incur liability after the date hereof (each, an “Acer Employee Plan”).

(f) With respect to Acer Options granted pursuant to the 2013 Plan, to the Knowledge of Acer, (i) each Acer Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of an Acer Option was duly authorized no later than the date on which the grant of such Acer Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Acer Board of Directors (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Acer Option grant was made in accordance with the terms of the 2013 Plan and all other applicable Legal Requirements and (iv) the per share exercise price of each Acer Option was not less than the fair market value of a share of Acer Common Stock on the applicable Grant Date.

(g) Each Acer Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Acer, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Acer Employee Plan or the exempt status of any related trust.

(h) Each Acer Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including the Code and ERISA. Acer and each Acer Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Acer Employee Plans. Neither Acer nor any Acer Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Acer Employee Plans. All contributions required to be made by Acer or any Acer Affiliate to any Acer Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business consistent with past practice). No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Acer, is threatened against or with respect to any Acer Employee Plan, including any audit or inquiry by the IRS, the United States Department of Labor or other Governmental Body.

(i) Acer has not engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Acer has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Acer Employee Plan subject to ERISA and Acer has not been assessed any civil penalty under Section 502(l) of ERISA.

(j) No Acer Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Acer nor any Acer Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Acer Employee Plan is a Multiemployer Plan, and neither Acer nor any Acer Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.

(k) No Acer Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under an Acer Employee Plan qualified under Section 401(a) of the Code. Acer does not sponsor or maintain any self-funded employee benefit plan. No Acer Employee Plan is subject to any Legal Requirement of a foreign jurisdiction outside of the United States.

(l) Acer is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code as a result of the Contemplated Transactions and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(m) To the Knowledge of Acer, no payment pursuant to any Acer Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) from Acer, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(n) No Acer Option, stock appreciation rights or other equity-based awards issue or granted by Acer are subject to the requirements of Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and guidance thereunder) maintained by or under which Acer makes, is obligated to make or promises to make, payments (each a “Acer 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Acer 409A Plan is, or to the Knowledge of Acer will be, subject to the penalties of Code Section 409A(a)(1).

(o) Acer has complied in all material respects with all state and federal laws applicable to employees, including but not limited to COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, Acer has, prior to the Closing Date, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Acer does not have any material unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. Acer is in compliance in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. No excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Acer Employee Plan. Neither Acer nor any Acer Subsidiary has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to the ACA, or any state or local Legal Requirement governing health care coverage or benefits that would reasonably be expected to result in any material liability to Acer. Acer and each Acer Subsidiary has maintained all records necessary to demonstrate its compliance with the ACA.

(p) Acer is in material compliance with all applicable foreign, federal, state and local laws, rules, regulations, orders, rulings, judgments, decrees or arbitration awards respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration and wrongful discharge and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Acer, threatened or reasonably anticipated against Acer relating to any employee, employment agreement, independent contractor, independent contractor agreement or Acer Employee Plan. There are no pending or, to the Knowledge of Acer, threatened or reasonably anticipated claims or actions against Acer or any Acer trustee under any worker’s compensation policy or long-term disability policy. Acer is not party to a conciliation agreement, consent decree or other agreement or order with any federal, state or local agency or governmental authority with respect to employment practices.

(q) No current or former independent contractor of Acer would reasonably be deemed to be a misclassified employee. Acer does not have any material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer or (C) any employee currently or formerly classified as exempt from overtime wages. Acer has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Acer prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(r) Except as set forth in Section 2.14(r) of the Acer Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Acer, (ii) materially increase or otherwise enhance any benefits otherwise payable by Acer, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person by Acer or (v) result in the forgiveness in whole or in part of any outstanding loans made by Acer to any Person.

(s) With respect to each Acer Employee Plan, Acer has made available to Opexa a true and complete copy of, to the extent applicable, (i) such Acer Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Acer Employee Plan, (iv) the most recent summary plan description for each Acer Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Acer, and (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Acer Employee Plan.

2.15 Environmental Matters. Acer is in material compliance with all applicable Environmental Laws, which compliance includes the possession by Acer of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and authorized that is not an Acer Material Adverse Effect. Acer has not received since January 1, 2011 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Acer is not in compliance with any Environmental Law, and, to the Knowledge of Acer, there are no circumstances that may prevent or interfere with Acer’s compliance with any Environmental Law in the future. To the Knowledge of Acer: (i) no current or prior owner of any property leased or controlled by Acer has received since January 1, 2011 any written notice or other communication relating to property owned or leased at any time by Acer, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Acer is not in compliance with or has violated any Environmental Law relating to such property and (ii) it does not have any material liability under any Environmental Law.

2.16 Insurance.

(a) Acer has delivered or made available to Opexa accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Acer, as of the date of this Agreement. Each of such insurance policies is in full force and effect and Acer is in compliance with the terms thereof. As of the date of this Agreement, other than customary end of policy notifications from insurance carriers, since January 1, 2011, Acer has not received any notice or other communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy; (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Acer. Information provided to insurance carriers (in applications and otherwise) on behalf of Acer is accurate and complete. Acer has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Acer, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Acer of its intent to do so.

(b) Acer has delivered to Opexa accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Acer as of the date of this Agreement (the “Existing Acer D&O Policies”). Section 2.16(b) of the Acer Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Acer with respect to the Existing Acer D&O Policies. All premiums for the Existing Acer D&O Policies have been paid as of the date hereof.

2.17 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and, to the Knowledge of Acer, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Acer, or to the Knowledge of Acer, any director or officer of Acer (in his or her capacity as such) or any of the material assets owned or used by Acer; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of Acer, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which Acer, or any of the material assets owned or used by Acer, is subject. To the Knowledge of Acer, no officer of Acer is subject to any order, writ, injunction, judgment or decree that prohibits such officer of Acer from engaging in or continuing any conduct, activity or practice relating to the business of Acer or to any material assets owned or used by Acer.

2.18 Inapplicability of Anti-Takeover Statutes. The Acer Board of Directors has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Acer Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Acer Stockholder Support Agreements or any of the other Contemplated Transactions, in each case due to the fact that Acer is a party to such matters.

2.19 No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Acer.

2.20 Subscription Agreement. The Subscription Agreement has not been amended or modified in any manner. Neither Acer nor, to the Knowledge of Acer, any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Acer Pre-Closing Financing, or the transactions contemplated by the Subscription Agreement, other than as set forth in the Subscription Agreement. The respective obligations and agreements contained in the Subscription Agreement have not been withdrawn or rescinded in any respect. The Subscription Agreement is in full force and effect and represents a valid, binding and enforceable obligation of Acer and, to the Knowledge of Acer, of each other party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of

Acer or, to the Knowledge of Acer, any other party thereto, under the Subscription Agreement. To the Knowledge of Acer, no party thereto will be unable to satisfy on a timely basis any term of the Subscription Agreement. There are no conditions precedent related to the consummation of the Acer Pre-Closing Financing contemplated by the Subscription Agreement, other than the satisfaction or waiver of the conditions expressly set forth in Article 5 of the Subscription Agreement. To the Knowledge of Acer, the funds from the Acer Pre-Closing Financing will be made available to Acer prior to the consummation of the Merger.

2.21 Disclosure. The information supplied by Acer for inclusion in the Proxy Statement / Prospectus / Information Statement (including any Acer Financials) will not, as of the date of the Proxy Statement / Prospectus / Information Statement or as of the date such information is first mailed to Opexa Shareholders, (i) contain any untrue statement of any material fact or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

2.22 Exclusivity of Representations; Reliance.

(a) Except as expressly set forth in this Article 2, neither Acer nor any Person on behalf of Acer has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Acer or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b) Acer acknowledges and agrees that, except for the representations and warranties of Opexa and Merger Sub set forth in Article 3, neither Acer nor its Representatives is relying on any other representation or warranty of Opexa, Merger Sub, or any other Person made outside of Article 3 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF OPEXA AND MERGER SUB

Opexa and Merger Sub represent and warrant to Acer as follows, except as set forth in the written disclosure schedule delivered by Opexa to Acer (the “Opexa Disclosure Schedule”) (it being understood that the representations and warranties in this Article 3 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the Opexa Disclosure Schedule corresponding to the particular section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Opexa Disclosure Schedule by reference to another section or subsection of the Opexa Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other section or subsection of the Opexa Disclosure Schedule to the extent it is reasonably apparent on the face of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). The inclusion of any information in the Opexa Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in an Opexa Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1 Subsidiaries; Due Organization; Organizational Documents.

(a) Other than Merger Sub or as set forth in Section 3.1(a) of the Opexa Disclosure Schedule (such Subsidiaries, along with Merger Sub, the “Opexa Subsidiaries”), Opexa does not have any Subsidiaries and Opexa does not own any capital stock of, or any equity interest of any nature in, any other Entity. Opexa has neither agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Opexa has not, at any time, been a general partner of, or otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of Opexa and the Opexa Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation/incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Opexa Contracts.

(c) Each of Opexa and the Opexa Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute an Opexa Material Adverse Effect.

(d) Each director and officer of Opexa and Merger Sub as of the date of this Agreement is set forth in Section 3.1(d) of the Opexa Disclosure Schedule.

(e) Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(f) Opexa has delivered or made available to Acer accurate and complete copies of (i) the certificate of formation/incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto, for Opexa and Merger Sub; and (ii) any code of conduct or similar policy adopted by Opexa or by the Opexa Board of Directors or any committee thereof. Neither Opexa nor Merger Sub is in material violation of any of the provisions of its respective organizational documents.

3.2 Authority; Vote Required.

(a) Each of Opexa and Merger Sub has all necessary corporate power and authority to enter into and, subject to the Required Opexa Shareholder Vote and the Required Merger Sub Stockholder Vote, as applicable to perform its obligations under this Agreement. The Opexa Board of Directors has: (i) determined that the Merger is fair to, and in the best interests of, Opexa and Opexa Shareholders; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; (iii) recommended the approval of the Opexa Shareholder Matters by the Opexa Shareholders and directed that the Opexa Shareholder Matters be submitted for consideration by Opexa Shareholders in connection with the solicitation of the Required Opexa Shareholder Vote; and (iv) approved the Opexa Shareholder Support Agreements and the transactions contemplated thereby. The board of directors of Merger Sub has (A) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder; (B) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; and (C) recommended that the sole stockholder of Merger Sub adopt this Agreement and thereby approve the Merger and the applicable Contemplated Transactions. This Agreement has been duly executed and delivered by Opexa and Merger Sub and, assuming the due authorization, execution and delivery by Acer, constitutes the legal, valid and binding obligation of Opexa and Merger Sub, enforceable against Opexa and Merger Sub in accordance with its terms, subject to: (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (2) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) (i) The affirmative vote of the holders of a majority of outstanding shares of Opexa Common Stock is the only vote of the holders of any class or series of Opexa Capital Stock necessary to approve the Opexa Shareholder Matters (the “Required Opexa Shareholder Vote”) and (ii) the affirmative vote of the sole stockholder of Merger Sub is the only vote of the holders of any class or series of Merger Sub Capital Stock necessary to adopt this Agreement and approve the Merger and the applicable Contemplated Transactions (the “Required Merger Sub Stockholder Vote”).

3.3 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Opexa does not, and the performance of this Agreement by Opexa and Merger Sub will not, (i) conflict with or violate the certificate of formation/incorporation or bylaws of Opexa or any Opexa Subsidiaries; (ii) subject to obtaining the Required Opexa Shareholder Vote and the Required Merger Sub Stockholder Vote and compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any Legal Requirement applicable to Opexa or any Opexa Subsidiaries or by which its or any of their respective properties are bound or affected, except for any such conflicts or violations that would not constitute an Opexa Material Adverse Effect; or (iii) require Opexa or any Opexa Subsidiaries to make any filing with or give any notice to a Person or make any payment, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Opexa’s or any Opexa Subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Opexa or Merger Sub pursuant to, any Opexa Material Contract.

(b) No material Consent, order of, or registration, declaration or filing with any Governmental Body is required by or with respect to Opexa or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) any required filings under the HSR Act and any foreign antitrust Legal Requirement and (iii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

3.4 Capitalization.

(a) The authorized capital stock of Opexa as of the date of this Agreement consists of: (i) 150,000,000 shares of shares of common stock, par value $0.01 per share (the “Opexa Common Stock”), of which 7,657,332 shares are issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 shares of preferred stock, no par value, of which no shares are outstanding as of the date of this Agreement. All of the issued and outstanding shares of Opexa Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are outstanding Opexa Warrants to purchase 3,468,731 shares of Opexa Common Stock. Section 3.4(a) of the Opexa Disclosure Schedule lists, as of the date of this Agreement (A) each record holder of issued and outstanding Opexa Common Stock and the number of shares of Opexa Common Stock held by each such record holder and (B) (1) each holder of issued and outstanding Opexa Warrants, (2) the number and type of shares subject to such Opexa Warrants, (3) the exercise price of each such Opexa Warrant, and (4) the termination date of each such Opexa Warrant.

(b) Except for the Opexa Amended and Restated 2010 Stock Incentive Plan, which is the successor to and continuation of Opexa’s June 2004 Compensatory Stock Option Plan (collectively, the “2010 Plan”), Opexa does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Opexa has reserved 1,175,000 shares of Opexa Common Stock for issuance under the

2010 Plan. As of the date of this Agreement, of such reserved shares of Opexa Common Stock, (i) 7,722 shares have been issued pursuant to the exercise of options and options to purchase 228,455 shares have been granted and are currently outstanding, (ii) 116,524 shares have been issued pursuant to restricted stock awards, and (iii) 822,299 shares of Opexa Common Stock remain available for future issuance pursuant to the 2010 Plan. Section 3.4(b) of the Opexa Disclosure Schedule sets forth the following information (A) with respect to each Opexa Option outstanding as of the date of this Agreement: (1) the name of the optionee, (2) the number of shares of Opexa Common Stock subject to such Opexa Option as of the date of this Agreement, (3) the exercise price of such Opexa Option, (4) the date on which such Opexa Option was granted, (5) the date on which such Opexa Option expires, and (6) the vesting schedule applicable to such Opexa Option, including the extent vested to date and whether by its terms the vesting of such Opexa Option would be accelerated by the Contemplated Transactions; and (B) with respect to each Opexa RSU outstanding as of the date of this Agreement: (1) the name of the holder, (2) the vesting terms of each such Opexa RSU, (3) the date on which each such Opexa RSU was granted, (4) the date on which each such Opexa RSU expires, and (5) the vesting schedule applicable to such Opexa RSU, including the extent vested to date and whether by its terms the vesting of such Opexa RSU would be accelerated by the Contemplated Transactions.

(c) Except for the outstanding Opexa Warrants set forth on Section 3.4(a) of the Opexa Disclosure Schedule and for the Opexa Options and Opexa RSUs set forth on Section 3.4(b) of the Opexa Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Opexa or Merger Sub; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Opexa or Merger Sub; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Opexa or Merger Sub is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Opexa or Merger Sub. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights with respect to Opexa or Merger Sub.

(d) Except as set forth in Section 3.4(d) of the Opexa Disclosure Schedule, (i) none of the outstanding shares of Opexa Capital Stock or Merger Sub Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Opexa Capital Stock or Merger Sub Capital Stock are subject to any right of first refusal in favor of Opexa or Merger Sub, as applicable; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Opexa or Merger Sub having a right to vote on any matters on which the Opexa Shareholders or the sole stockholder of Merger Sub, as applicable, have a right to vote; (iv) there is no Opexa Contract to which Opexa or Merger Sub are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Opexa Capital Stock or Merger Sub Capital Stock. Neither Opexa nor Merger Sub is under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Opexa Capital Stock, Merger Sub Capital Stock or other securities.

(e) The authorized capital of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (“Merger Sub Capital Stock”), all of which are, and at the Effective Time will be, issued and outstanding and held of record by Opexa. The issued and outstanding shares of Merger Sub Capital Stock are duly authorized, validly issued, fully paid and nonassessable. Merger Sub has not at any time granted any stock options, restricted stock, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights.

(f) All outstanding shares of Opexa Capital Stock and Merger Sub Capital Stock, as well as all Opexa Options, all Opexa RSUs and all Opexa Warrants, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

3.5 SEC Filings; Financial Statements.

(a) Opexa has made available to Acer accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Opexa with the SEC since January 1, 2014 (the “Opexa SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. All statements, reports, schedules, forms and other documents required to have been filed by Opexa or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Opexa SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Opexa SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Opexa SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Article 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Opexa SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Opexa as of the respective dates thereof and the results of operations and cash flows of Opexa for the periods covered thereby. Other than as expressly disclosed in the Opexa SEC Documents filed prior to the date hereof, there has been no material change in Opexa’s accounting methods or principles that would be required to be disclosed in Opexa’s financial statements in accordance with GAAP. The books of account and other financial records of Opexa are true and complete in all material respects.

(c) Opexa’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Opexa, “independent” with respect to Opexa within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Opexa, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Opexa Accounting Oversight Board thereunder.

(d) Except as set forth in Section 3.5(d) of the Opexa Disclosure Schedule, from January 1, 2014 through the date hereof, Opexa has not received any comment letter from the SEC or the staff thereof or any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Opexa Common Stock on The NASDAQ Capital Market. Opexa has not disclosed any unresolved comments in its SEC Documents. To the Knowledge of Opexa, none of the Opexa SEC Documents are the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Opexa SEC Documents.

(e) Since January 1, 2011, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Opexa, the Opexa Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Opexa is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of The NASDAQ Capital Market.

(g) Opexa maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Opexa maintains records that in reasonable detail accurately and fairly reflect Opexa’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Opexa Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Opexa’s assets that could have a material effect on Opexa’s financial statements. Opexa has evaluated the effectiveness of Opexa’s internal control over financial reporting and, to the extent required by applicable Legal Requirements, presented in any applicable Opexa SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Opexa has disclosed to Opexa’s auditors and the Audit Committee of the Opexa Board of Directors (and made available to Acer a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Opexa’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Opexa’s internal control over financial reporting. Except as disclosed in the Opexa SEC Documents filed prior to the date hereof, Opexa has not identified any material weaknesses in the design or operation of Opexa’s internal control over financial reporting. Since January 1, 2014, there have been no material changes in Opexa’s internal control over financial reporting.

(h) Opexa’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Opexa in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Opexa’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

3.6 Absence of Changes. Except as set forth in Section 3.6 of the Opexa Disclosure Schedule, between March 31, 2017 and the date of this Agreement Opexa has conducted its business in the Ordinary Course of Business and there has not been (a) any event that has had an Opexa Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, an Opexa Material Adverse Effect or (b) any action, event or occurrence that would have required consent of Acer pursuant to Section 4.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.7 Title to Assets. Opexa owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Opexa Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Opexa; and (iii) liens listed in Section 3.7 of the Opexa Disclosure Schedule.

3.8 Real Property; Leaseholds. Opexa does not currently own nor has it or any of its Subsidiaries ever owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereof) identified in Section 3.8 of the Opexa Disclosure Schedule (the “Opexa Leases”), which are each in full force and effective, with no existing material default thereunder. Opexa’s possession and quiet enjoyment of the leased real estate under such Opexa Leases has not been disturbed, and to the

Knowledge of Opexa, there are no disputes with respect to such Opexa Leases. Opexa has not created any Encumbrances on the real estate under the Opexa Leases.

3.9 Intellectual Property.

(a) Opexa owns, or has the right to use, and has the right to bring actions for the infringement of, all Opexa IP Rights, except for any failure to own or have the right to use, or have the right to bring actions that would not constitute an Opexa Material Adverse Effect.

(b) Section 3.9(b) of the Opexa Disclosure Schedule is an accurate, true and complete listing of all Opexa Registered IP.

(c) Section 3.9(c) of the Opexa Disclosure Schedule accurately identifies (i) all Opexa IP Rights licensed to Opexa (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Opexa’s products or services and (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials); (ii) the corresponding Opexa Contracts pursuant to which such Opexa IP Rights are licensed to Opexa; (iii) whether the license or licenses granted to Opexa are exclusive or non-exclusive; and (iv) whether any funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Opexa IP Rights.

(d) Section 3.9(d) of the Opexa Disclosure Schedule accurately identifies each Opexa Contract pursuant to which any Person (other than Opexa) has been granted any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Opexa IP Rights. Opexa is not bound by, and no Opexa IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Opexa to use, exploit, assert or enforce any Opexa IP Rights anywhere in the world, in each case as would materially limit the business of Opexa as currently conducted or planned to be conducted.

(e) Opexa solely owns all right, title, and interest to and in Opexa IP Rights (other than Opexa IP Rights (i) exclusively or non-exclusively licensed to Opexa, as identified in Section 3.9(c) of the Opexa Disclosure Schedule, (ii) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Opexa’s products or services, and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials) free and clear of any Encumbrances. Without limiting the generality of the foregoing and except as set forth in Section 3.9(e) of the Opexa Disclosure Schedule:

(i) All documents and instruments necessary to register or apply for or renew registration of all Opexa Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not (in any case or in the aggregate) materially detract from the value of the Opexa Registered IP subject thereto or materially impair the operations of Opexa.

(ii) Each Person who is or was an employee or contractor of Opexa and who is or was involved in the creation or development of any Opexa IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to Opexa and confidentiality provisions protecting trade secrets and confidential information of Opexa. To the Knowledge of Opexa, no current or former shareholder, officer, director, employee or contractor of Opexa or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Opexa IP Rights. To the Knowledge of Opexa, no employee or contractor of Opexa is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Opexa or (b) in breach of any Contract with any current or former employer or other Person concerning Opexa IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Opexa IP Rights.

(iii) No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Opexa IP Rights in which Opexa has an ownership interest.

(iv) Opexa has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Opexa holds, or purports to hold, as a trade secret.

(v) Opexa has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Opexa IP Rights to any other Person, except for any such assignments or transfers made after the date of this Agreement pursuant to a Permitted Opexa Asset Sale.

(vi) The Opexa IP Rights constitute all Intellectual Property necessary for Opexa to conduct its business as currently conducted or planned to be conducted.

(f) Opexa is not a party to any Contract that, as a result of the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will cause the grant of any license or other right to any Opexa IP Rights or materially impair the right of Opexa or the Surviving Corporation and its Subsidiaries to use, sell, license or enforce any Opexa IP Rights or portion thereof.

(g) The manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Opexa (i) does not violate or constitute a breach of any license or agreement between Opexa and any third party, and, (ii) to the Knowledge of Opexa, does not infringe or misappropriate any Intellectual Property right of any other party. Opexa has disclosed in correspondence to Acer the third-party patents and patent applications found during all freedom to operate searches that were conducted by Opexa related to any product or technology currently approved or sold or under preclinical or clinical development by Opexa. To the Knowledge of Opexa, no third party is infringing upon or misappropriating, or violating any license or agreement with Opexa relating to, any Opexa IP Rights. There is no current or pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Opexa IP Rights, nor has Opexa received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Opexa conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(h) Each item of Opexa IP Rights that is Opexa Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Opexa Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not (in any case or in the aggregate) materially detract from the value of the Opexa Registered IP subject thereto or materially impair the operations of Opexa.

(i) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Opexa conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Opexa has or purports to have an ownership interest has been impaired as determined by Opexa in accordance with GAAP.

(j) (i) Opexa is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) neither Opexa nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

3.10 Material Contracts.

(a) Section 3.10 of the Opexa Disclosure Schedule lists the following Opexa Contracts, effective as of the date of this Agreement (each, a “Opexa Material Contract” and collectively, the “Opexa Material Contracts”):

(i) each Opexa Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii) each Opexa Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by Opexa on ninety (90) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit Opexa’s or its successor’s ability to terminate employees at will;

(iii) each Opexa Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv) each Opexa Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each Opexa Contract containing (A) any covenant limiting the freedom of Opexa or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(vi) each Opexa Contract relating to capital expenditures and involving obligations after the date of this Agreement in excess of $25,000;

(vii) each Opexa Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(viii) each Opexa Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $25,000 or creating any material Encumbrances with respect to any assets of Opexa or any loans or debt obligations with officers or directors of Opexa;

(ix) each Opexa Contract relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Opexa; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Opexa has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Opexa has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Opexa; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Opexa or any Contract to sell, distribute or commercialize any products or service of Opexa, except agreements in the Ordinary Course of Business;

(x) each Opexa Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Opexa in connection with the Contemplated Transactions;

(xi) each Opexa IP Right Agreement;

(xii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by Opexa with the SEC;

(xiii) each Opexa Lease; or

(xiv) any other Opexa Contract that is not terminable at will (with no penalty or payment) by Opexa and (i) which involves payment or receipt by Opexa after the date of this Agreement under any such agreement, contract or commitment of more than $25,000 in the aggregate, or obligations after the date of this Agreement in excess of $25,000 in the aggregate, or (ii) that is material to the business or operations of Opexa.

(b) Opexa has delivered or made available to Acer accurate and complete copies of all Opexa Material Contracts, including all amendments thereto. There are no Opexa Material Contracts that are not in written form. Opexa has not, nor to Opexa’s Knowledge, as of the date of this Agreement has any other party to an Opexa Material Contract (as defined below) breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Opexa Material Contract in such manner as would permit any other party to cancel or terminate any such Opexa Material Contract, or would permit any other party to seek damages that would result in an Opexa Material Adverse Effect. As of the date of this Agreement, each Opexa Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.11 Undisclosed Liabilities. As of the date of this Agreement, neither Opexa nor its Subsidiaries have any Liabilities, except for: (a) Liabilities identified as such in the Opexa Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Opexa since the date of the Opexa Unaudited Interim Balance Sheet in the Ordinary Course of Business and that are not in excess of $25,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Opexa under Opexa Contracts, including the reasonably expected performance of such Opexa Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities described in Section 3.11 of the Opexa Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions.

3.12 Compliance; Permits; Restrictions.

(a) Opexa is, and since January 1, 2011, each of Opexa and its Subsidiaries has been in material compliance with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Opexa, threatened against Opexa. There is no Contract, judgment, injunction, order or decree binding upon Opexa which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Opexa, any acquisition of material property by Opexa or the conduct of business by Opexa as currently conducted, (ii) would reasonably be expected to have an adverse effect on Opexa’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b) Opexa holds all Governmental Authorizations that are material to the operation of its business (collectively, the “Opexa Permits”) as currently conducted. Section 3.12(b) of the Opexa Disclosure Schedule identifies each Opexa Permit. As of the date of this

Agreement, Opexa is in material compliance with the terms of the Opexa Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Opexa, threatened, which seeks to revoke, limit, suspend, or materially modify any Opexa Permit. The rights and benefits of each material Opexa Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Opexa as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no proceedings pending or, to the Knowledge of Opexa, threatened with respect to an alleged violation by Opexa of the FDCA, FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Legal Requirements promulgated by the FDA or other Drug Regulatory Agency.

(d) Opexa holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of its business as currently conducted (the “Opexa Regulatory Permits”) and no such Opexa Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any materially adverse manner. Opexa has not received any written notice or other written communication from any Governmental Body regarding any revocation, withdrawal, suspension, cancelation, termination or material modification of any Opexa Regulatory Permit. Opexa has made available to Acer all information in its possession or control relating to the following (to the extent there are any): (A) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Governmental Body; and meeting minutes with any Governmental Body; and (B) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Body.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Opexa or in which Opexa or its products or services have participated were conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with applicable Legal Requirements.

(f) To the Knowledge of Opexa, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Opexa or its officers, employees or agents.

3.13 Tax Matters.

(a) Each of Opexa and its Subsidiaries has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Except as set forth in Section 3.13(a) of the Opexa Disclosure Schedule, Opexa is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Opexa or its Subsidiaries do not file Tax Returns that such company is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by Opexa or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Opexa and its Subsidiaries have been reserved for on the Opexa Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Opexa Unaudited Interim Balance Sheet, Opexa has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Opexa has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Opexa’s Unaudited Interim Balance Sheet) upon any of the assets of Opexa.

(e) No material deficiencies for Taxes with respect to Opexa have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Opexa. No issues relating to Taxes of Opexa were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Opexa has delivered or made available to Acer complete and accurate copies of all federal income Tax and all other material Tax Returns of Opexa (and the predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Opexa with respect to federal income Tax and all other material Taxes. Opexa has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) All material elections with respect to Taxes affecting Opexa as of the date hereof are set forth on Section 3.13(f) of the Opexa Disclosure Schedule. Opexa has not (i) consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of Opexa; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made or will make a consent dividend election under Section 565 of the Code; (vi) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g) Opexa has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Opexa is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i) Neither Opexa nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Opexa) for federal, state, local or foreign Tax purposes. Opexa has no Liability for the Taxes of any Person (other than Opexa) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise.

(j) Opexa has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Opexa is not a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Opexa, other arrangement or contract which is treated as a partnership for Tax purposes.

(l) Opexa will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(m) Opexa has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n) Opexa has not taken any action, nor has any knowledge of any fact or circumstance, that would reasonably be expected to prevent the Contemplated Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.14 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Opexa employees is terminable by Opexa at will (or otherwise in accordance with general principles of wrongful termination law). Opexa has made available to Acer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Opexa Associates to the extent currently effective and material.

(b) Opexa is not, and neither Opexa or any of its Subsidiaries has been, a party to, bound by, or has, or had, a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization, trade or labor union, employees’ association or similar organization representing any of its employees, and there are no labor organizations, trade or labor unions, employees’ associations or similar organizations representing, purporting to represent or, to the Knowledge of Opexa, seeking to represent any employees of Opexa.

(c) Section 3.14(c) of the Opexa Disclosure Schedule lists, as of the date of this Agreement, all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), written or otherwise, which are currently in effect relating to any present or former employee, independent contractor or director of Opexa or any Opexa Affiliate, or which is maintained by, administered or contributed to by, or required to be contributed to by, Opexa, any of Opexa’s Subsidiaries or any Opexa Affiliate, or under which Opexa, any of Opexa’s Subsidiaries or any Opexa Affiliate has incurred or may incur any liability (each, an “Opexa Employee Plan”).

(d) With respect to each Opexa Employee Plan, Opexa has made available to Acer a true and complete copy of, to the extent applicable, (i) such Opexa Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Opexa Employee Plan, (iv) the most recent summary plan description for each Opexa Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Opexa, (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Opexa Employee Plan, (vi) all material notices, letters or other correspondence to or from any Governmental Body or agency thereof within the last three years; (vii) all non-discrimination tests for the most recent three plan years; (viii) all material written agreements and Contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts; (ix) all material written employee communications within the past three years, and (x) all registration statements and prospectuses prepared in connection with each Opexa Employee Plan.

(e) Each Opexa Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Opexa, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Opexa Employee Plan or the exempt status of any related trust. Each Opexa Employee Plan has been maintained in compliance in all material respects, with its terms and, both as to form and operations, with all applicable Legal Requirements, including the Code and ERISA. Except as set forth in Section 3.14(e)(i) of the Opexa Disclosure Schedule, each Opexa Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without material Liability to Opexa, the Surviving Corporation, Acer or any of their Affiliates (other than ordinary administrative expenses typically incurred in a termination event). Except as set forth in Section 3.14(e)(ii) of the Opexa Disclosure Schedule, neither Opexa nor any Opexa Affiliate has announced its intention to modify or amend any Opexa Employee Plan or adopt any arrangement or program which, once established, would come within the definition of an Opexa Employee Plan, and to the Knowledge of Opexa, each asset held under such Opexa Employee Plan may be liquidated or terminated without the imposition of any material redemption fee, surrender charge or comparable Liability. Opexa, each of its Subsidiaries and each Opexa Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Opexa Employee Plans. Neither Opexa, any of its Subsidiaries, nor any Opexa Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Opexa Employee Plans. All contributions required to be made by Opexa, any of its Subsidiaries or any Opexa Affiliate to any Opexa Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business consistent with past practice). No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Opexa, is threatened, against or with respect to any Opexa Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor or other Governmental Body.

(f) Neither Opexa, nor any of its Subsidiaries or any Opexa Affiliate has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Opexa, nor any of its Subsidiaries or any Opexa Affiliate has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Opexa Employee Plan subject to ERISA and neither Opexa, nor any of its Subsidiaries or any Opexa Affiliate has been assessed any civil penalty under Section 502(l) of ERISA.

(g) No Opexa Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Opexa, nor any of its Subsidiaries or any Opexa Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Opexa Employee Plan is a Multiemployer Plan, and neither Opexa, nor any of its Subsidiaries or any Opexa Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Opexa Employee Plan is a Multiple Employer Plan.

(h) Except as set forth on Section 3.14(h) of the Opexa Disclosure Schedule, no Opexa Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under an Opexa Employee Plan qualified under Section 401(a) of the Code. Neither Opexa nor any Opexa Affiliate sponsors or maintains any self-funded employee benefit plan. No Opexa Employee Plan is subject to any Legal Requirement of any foreign jurisdiction outside of the United States.

(i) To the Knowledge of Opexa, no payment pursuant to any Opexa Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) from Opexa or any of its Subsidiaries, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(j) With respect to Opexa Options granted pursuant to the 2010 Plan, (i) each Opexa Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of an Opexa Option was duly authorized no later than the date on which the grant of such Opexa Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Opexa Board of Directors (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Opexa Option grant was made in accordance with the terms of the 2010 Plan, the Exchange Act and all other applicable Legal Requirements, including the rules of NASDAQ and any other exchange on which Opexa securities are traded, (iv) the per share exercise price of each Opexa Option was not less than the fair market value of a share of Opexa Common Stock on the applicable Grant Date and (v) each such Opexa Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Opexa and disclosed in Opexa filings with the Securities and Exchange Commission in accordance with the Exchange Act and all other applicable Legal Requirements. Opexa has not knowingly granted, and there is no and has been no policy or practice of Opexa of granting, Opexa Options prior to, or otherwise coordinating the grant of Opexa Options with, the release or other public announcement of material information regarding Opexa or its results of operations or prospects.

(k) No Opexa Options, stock appreciation rights or other equity-based awards issued or granted by Opexa are subject to the requirements of Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) maintained by or under which Opexa or any of its Subsidiaries makes, is obligated to make or promises to make, payments (each, a “Opexa 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Opexa 409A Plan is, or to the Knowledge of Opexa will be, subject to the penalties of Code Section 409A(a)(1).

(l) Opexa is in compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Effective Time, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(m) Each of Opexa and its Subsidiaries has complied in all material respects with all state and federal laws applicable to employees, including but not limited to COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, Opexa and each of its Subsidiaries has, prior to the Closing Date, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither Opexa nor any of its Subsidiaries has any material unsatisfied obligations to any of its employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. Opexa and each Opexa Affiliate is in compliance in all material respects with all applicable requirements of the ACA, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. No excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Opexa Employee Plan. Neither Opexa nor any Opexa Affiliate has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to the ACA, or any state or local Legal Requirement governing health care coverage or benefits that would reasonably be expected to result in any material liability to Opexa. Each of Opexa and its Opexa Affiliates has maintained all records necessary to demonstrate its compliance with the ACA.

(n) Opexa and its Subsidiaries are in material compliance with all applicable foreign, federal, state and local laws, rules, regulations, orders, rulings, judgments, decrees or arbitration awards respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration and wrongful discharge and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) except as set forth in Section 3.14(n) of the Opexa Disclosure Schedule, is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Opexa, threatened or reasonably anticipated against Opexa relating to any employee, employment agreement, independent contractor, independent contractor agreement or Opexa Employee Plan. There are no pending or, to the Knowledge of Opexa, threatened or reasonably anticipated claims or actions against Opexa or any trustee of Opexa under any worker’s compensation policy or long-term disability policy. Opexa is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Body with respect to employment practices.

(o) No current or former independent contractor of Opexa or any of its Subsidiaries would reasonably be deemed to be a misclassified employee. Except as set forth on Section 3.14(o) of the Opexa Disclosure Schedule, no independent contractor is eligible to participate in any Opexa Employee Plan. Neither Opexa nor any of its Subsidiaries has material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer, or (C) any employee currently or formerly classified as exempt from overtime wages. Neither Opexa nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Opexa prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(p) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, or any similar activity or dispute, affecting Opexa or any of its Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(q) Opexa is not, and neither Opexa nor any of its Subsidiaries, has been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Opexa, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Opexa Associate, including charges of unfair labor practices or discrimination complaints that individually or in the aggregate would result in material Liability to Opexa.

(r) There is no Contract or arrangement to which Opexa or any Opexa Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise taxes paid pursuant to Sections 409A or 4999 of the Code.

(s) Neither Opexa nor any Opexa Affiliate is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(t) Except as set forth in Section 3.14(t) of the Opexa Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Opexa, (ii) materially increase or otherwise enhance any benefits otherwise payable by Opexa, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person by Opexa or (v) result in the forgiveness in whole or in part of any outstanding loans made by Opexa to any Person.

3.15 Environmental Matters. Opexa is in material compliance with all applicable Environmental Laws, which compliance includes the possession by Opexa of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and authorized that is not an Opexa Material Adverse Effect. Neither Opexa nor any of its Subsidiaries has received since January 1, 2011 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Opexa is not in compliance with any Environmental Law, and, to the Knowledge of Opexa, there are no circumstances that may prevent or interfere with Opexa’s compliance with any Environmental Law in the future. To the Knowledge of Opexa: (i) no current or prior owner of any property leased or controlled by Opexa or any of its Subsidiaries has received since January 1, 2011, any written notice or other communication relating to property owned or leased at any time by Opexa, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Opexa or any of its Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither Opexa nor any of its Subsidiaries has any material liability under any Environmental Law.

3.16 Insurance.

(a) Opexa made available to Acer accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Opexa, as of the date of this Agreement. Each of such insurance policies is in full force and effect and Opexa is in compliance with the terms thereof. As of the date of this Agreement, other than customary end of policy notifications from insurance carriers, since January 1, 2011, Opexa has not received any notice or other communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy; (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Opexa. All information provided to insurance carriers (in applications and otherwise) on behalf of Opexa is accurate and complete. Opexa has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Opexa, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Opexa of its intent to do so.

(b) Opexa has delivered to Acer accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Opexa and each Opexa Subsidiary as of the date of this Agreement (the “Existing Opexa D&O Policies”). Section 3.16(b) of the Opexa Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Opexa and each Opexa Subsidiary with respect to the Existing Opexa D&O Policies. All premiums for the Existing Opexa D&O Policies have been paid.

3.17 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and, to the Knowledge of Opexa, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Opexa,

or to the Knowledge of Opexa, any director or officer of Opexa (in his or her capacity as such) or any of the material assets owned or used by Opexa; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of Opexa, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which Opexa or any of the material assets owned or used by Opexa, is subject. To the Knowledge of Opexa, no officer of Opexa is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of Opexa or to any material assets owned or used by Opexa.

3.18 Inapplicability of Anti-Takeover Statutes. The Opexa Board of Directors and the board of directors of Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Subchapter M of Chapter 21 of the TBOC, or Section 203 of the DGCL, as applicable, are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Opexa Shareholder Support Agreements and to the consummation of Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Opexa Shareholder Support Agreements or any of the other Contemplated Transactions, in each case due to the fact that either Opexa or Merger Sub is a party to such matters.

3.19 No Financial Advisor. Except as set forth on Section 3.19 of the Opexa Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Opexa or Merger Sub.

3.20 Disclosure. The information supplied by Opexa for inclusion in the Proxy Statement / Prospectus / Information Statement will not, as of the date of the Proxy Statement / Prospectus / Information Statement or as of the date such information is first mailed to Opexa Shareholders, (i) contain any untrue statement of any material fact or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

3.21 Bank Accounts; Deposits.

(a) Section 3.21(a) of the Opexa Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Opexa at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of May 31, 2017 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b) All existing accounts receivable of Opexa (including those accounts receivable reflected on the Opexa Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Opexa Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of Opexa arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and collectible in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the Opexa Unaudited Interim Balance Sheet. All deposits of Opexa (including those set forth on the Opexa Unaudited Interim Balance Sheet) which are individually more than $10,000 or more than $25,000 in the aggregate are fully refundable to Opexa.

3.22 Transactions with Affiliates. Except as set forth in the Opexa SEC Documents filed prior to the date of this Agreement, since the date of Opexa’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Opexa pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.22 of the Opexa Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Opexa as of the date of this Agreement.

3.23 Valid Issuance. The Opexa Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

3.24 Code of Ethics. Opexa has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions. Opexa has promptly disclosed any change in or waiver of Opexa’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of Opexa, there have been no violations of provisions of Opexa’s code of ethics by any such persons.

3.25 Shell Company Status. Opexa is not, and has not been for at least the past ten (10) years, an issuer identified in Rule 144(i)(1)(i) of the Securities Act or a shell company as defined in Rule 12b-2 of the Exchange Act.

3.26 Anti-Corruption Matters. Since January 1, 2011, none of Opexa, or any of its directors, officers or, to the Knowledge of Opexa, employees or agents has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Body; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Legal Requirement relating to anti-corruption, bribery, or similar matters. Since January 1, 2011, Opexa has not disclosed to any Governmental Body that it violated or may have violated any Legal Requirement relating to anti-corruption, bribery, or similar matters. To the Knowledge of Opexa, no Governmental Body is investigating, examining, or reviewing Opexa’s compliance with any applicable provisions of any Legal Requirement relating to anti-corruption, bribery, or similar matters.

3.27 Exclusivity of Representations; Reliance.

(a) Except as expressly set forth in this Article 3, neither Opexa, Merger Sub, nor any Person on behalf of Opexa or Merger Sub has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Opexa or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b) Opexa and Merger Sub acknowledge and agree that, except for the representations and warranties of Acer set forth in Article 2, none of Opexa, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of Acer or any other Person made outside of Article 2 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

ARTICLE 4

CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms hereto and the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to:

(a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries;

(b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and

(c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party, as applicable, shall promptly make available to the other Party copies of:

(i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of shareholders/stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within 30 calendar days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii) any written materials or communications sent by or on behalf of a Party to its shareholders/stockholders;

(iii) any material notice, document or other communication sent by or on behalf of a Party to any party to any Opexa Material Contract or Acer Material Contract, as applicable, or sent to a Party by any party to any Opexa Material Contract or Acer Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Opexa Material Contract or Acer Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(iv) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(v) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vi) any material notice, report or other document received by a Party from any Governmental Body.

(d) Notwithstanding the foregoing, (i) any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any of such Party’s properties or information and (ii) neither Party nor its respective Representatives or Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege (it being agreed that the Parties shall use their reasonable best efforts to cause such access or information to be provided in a manner that would not result in such jeopardy or contravention).

4.2 Operation of Opexa’s Business.

(a) Except as set forth on Section 4.2(a) of the Opexa Disclosure Schedule, as expressly required or permitted by this Agreement, or as required by applicable Legal Requirements, during the Pre-Closing Period, Opexa shall: (i) conduct its business and operations in the Ordinary Course of Business; (ii) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (iii) conduct its business and operations in compliance with all applicable Legal Requirements and the requirements of all Opexa Contracts.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.2(b) of the Opexa Disclosure Schedule, as expressly required or permitted by this Agreement, or as required by applicable Legal Requirements, Opexa shall not, without the prior written consent of Acer (which consent shall not be unreasonably withheld or delayed):

(i) (A) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Opexa Capital Stock or (B) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

(ii) sell, issue or grant, encumber, or authorize the issuance of: (A) any capital stock or other security (except for shares of Opexa Common Stock issued upon the valid exercise of Opexa Options or Opexa Warrants outstanding as of the date of this Agreement), (B) any option, warrant or right to acquire any capital stock or any other security, (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security, or (D) any debt securities or any rights to acquire any debt securities;

(iii) amend the certificate of formation/incorporation, bylaws or other charter or organizational documents of Opexa or Merger Sub, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) (A) lend money to any Person, or (B) make any capital expenditure or commitment;

(vi) (A) adopt, establish or enter into any Opexa Employee Plan, (B) cause or permit any Opexa Employee Plan to be amended other than as required by law, including in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by Acer, (C) hire any additional employees or independent contractors or enter into or amend the term of any employment or consulting agreement with any employee or independent contractor other than as reasonably necessary for the completion of the Contemplated Transactions, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by Acer, (D) enter into any Contract with a labor union or collective bargaining agreement, (E) except as provided in the Opexa Disclosure Schedule, pay any bonus or make any profit-sharing or similar payment to (other than in the Ordinary Course of Business), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees, (F) except as provided in the Opexa Disclosure Schedule, accelerate the vesting of or entitlement to any payment, award, compensation or benefit with respect to any Opexa Associate, (G) except as provided in the Opexa Disclosure Schedule, pay or increase the severance or change of control benefits offered to any Opexa Associate, or (H) provide or make any Tax-related gross-up payment;

(vii) except as otherwise permitted under Section 4.2(b)(viii), enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties; provided, however, that the foregoing shall not prohibit Opexa and its Subsidiaries from transferring, selling, leasing, disposing of or licensing any assets (a “Permitted Opexa Asset Sale”) so long as (A) any required shareholder approval is obtained no later than concurrently with the obtaining of the Required Opexa Shareholder Vote, (B) Opexa does not agree to terms that are not reasonable and customary for transactions of similar size, type and scope, (C) the proposed transaction, if consummated prior to the Effective Time, does not cause Opexa to become a shell company as defined in Rule 12b-2 of the Exchange Act, and (D) Acer is provided with a reasonable amount of time to review any binding or definitive agreement related thereto in advance of such agreement’s execution;

(ix) (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x) except as otherwise permitted under Section 4.2(a)(viii), enter into, amend or terminate any Opexa Contract;

(xi) initiate or settle any Legal Proceeding;

(xii) after the Net Cash Calculation is finalized pursuant to Section 1.6, incur any Liabilities or otherwise take any actions other than in the Ordinary Course of Business so as to cause the final Net Cash Calculation to differ materially from the actual Net Cash as of the Closing (other than, subject to Section 4.2(b)(viii) and the definition of “Net Cash,” pursuant to a Permitted Opexa Asset Sale);

(xiii) other than as otherwise expressly contemplated or permitted by this Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger, or the other transactions contemplated by this Agreement; or

(xiv) agree, resolve or commit to do any of the foregoing.

4.3 Operation of Acer’s Business.

(a) Except as set forth on Section 4.3(a) of the Acer Disclosure Schedule, as expressly required or permitted by this Agreement, or as required by applicable Legal Requirements, during the Pre-Closing Period, Acer shall and shall cause its Subsidiaries to conduct its business and operations: (i) in the Ordinary Course of Business; and (ii) in material compliance with all applicable Legal Requirements and the requirements of all Acer Contracts that constitute Acer Material Contracts.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.3(b) of the Acer Disclosure Schedule, as expressly permitted by this Agreement, or as required by applicable Legal Requirements, Acer shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Opexa (which consent shall not be unreasonably withheld or delayed):

(i) (A) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of Acer Common Stock or (B) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities except pursuant to Acer Contracts existing as of the date of this Agreement;

(ii) sell, issue or grant, or authorize the issuance of: (A) any capital stock or other security (except in connection with the Acer Pre-Closing Financing and for shares of Acer Common Stock issued upon the valid exercise of Acer Options outstanding as of the date of this Agreement), (B) any option, warrant or right to acquire any capital stock or any other security, or (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security;

(iii) amend the certificate of incorporation, bylaws or other charter or organizational documents of Acer (other than in connection with the Acer Pre-Closing Financing), or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than the incurrence or guarantee of indebtedness that is paid off prior to or at the Closing, or (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $25,000;

(vi) enter into any Contract with a labor union or collective bargaining agreement;

(vii) acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, in each case, other than in the Ordinary Course of Business;

(viii) (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of

Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(ix) agree, resolve or commit to do any of the foregoing.

4.4 Notification of Certain Matters.

(a) During the Pre-Closing Period, Opexa shall:

(i) promptly notify Acer of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Opexa, or to the Knowledge of Opexa, any director or officer of Opexa, that is commenced or asserted against, or, to the Knowledge of Opexa, threatened against, Opexa or any director or officer of Opexa; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the Opexa Disclosure Schedule; and

(ii) promptly notify Acer in writing of: (A) the discovery by Opexa of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Opexa in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Opexa in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any breach of any covenant or obligation of Opexa in a manner that causes the condition set forth in Section 8.2 not to be satisfied; and (D) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Acer pursuant to this Section 4.4(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Opexa contained in this Agreement or the Opexa Disclosure Schedule.

(b) During the Pre-Closing Period, Acer shall:

(i) promptly notify Opexa of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Acer, or to the Knowledge of Acer, any director or officer of Acer, that is commenced or asserted against, or, to the Knowledge of Acer, threatened against, Acer, any of its Subsidiaries, or any director or officer of Acer; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement; and

(ii) promptly notify Opexa in writing, of: (A) the discovery by Acer of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Acer in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Acer in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any breach of any covenant or obligation of Acer in a manner that causes the condition set forth in Section 7.2 not to be satisfied; and (D) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Opexa pursuant to this Section 4.4(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Acer contained in this Agreement or the Acer Disclosure Schedule.

4.5 No Solicitation.

(a) Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the Representatives retained by it or any of its Subsidiaries to directly or indirectly: (i) solicit, initiate, respond to or take any action to facilitate or encourage any inquiries or the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iii) furnish any information regarding such Party to any Person in connection with, in response to, relating to or for the purpose of assisting with or facilitating an Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Sections 5.2 and 5.3); (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (an “Acquisition Agreement”); or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to the other Party).

(b) Notwithstanding anything contained in Section 4.5(a), prior to receipt of the Required Acer Stockholder Vote, in the case of Acer, or the Required Opexa Shareholder Vote, in the case of Opexa, (i) such Party may enter into discussions or negotiations with, any Person that has made (and not withdrawn) a bona fide, unsolicited, Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer, and (ii) thereafter furnish to such Person non-public information regarding such Party pursuant to an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement, but in each case of the foregoing clauses (i) and (ii), only if: (A) neither such Party nor any Representative of such Party has breached this Section 4.5; (B) the Board of Directors of such Party determines in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) at least five (5) Business Days prior to furnishing any such non-public information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; and (D) at least five (5) Business Days prior to furnishing any such non-public information to such Person, such Party furnishes such non-public information to Acer or Opexa, as applicable (to the extent such non-public information has not been previously furnished by such Party to Acer or Opexa, as applicable). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(c) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than two (2) Business Days after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party fully informed, on a current basis, in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto. In addition to the foregoing, each Party shall provide the other Party with at least five (5) Business Days’ written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

(d) Each Party shall and shall cause its respective Representatives to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its

Representatives) in possession of non-public information in respect of such Party or its Subsidiaries that was furnished by or on behalf of such Party or its Subsidiaries to return or destroy (and confirm destruction of) all such information.

ARTICLE 5

ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement / Prospectus / Information Statement.

(a) As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Proxy Statement / Prospectus / Information Statement and Opexa shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement / Prospectus / Information Statement will be included as a prospectus.

(b) Opexa covenants and agrees that the Proxy Statement / Prospectus / Information Statement, including any pro forma financial statements included therein (and the letter to shareholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement / Prospectus / Information Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the Opexa Shareholders, at the time of the Opexa Shareholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Opexa makes no covenant, representation or warranty with respect to statements made in the Proxy Statement / Prospectus / Information Statement (and the letter to shareholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Acer specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement / Prospectus / Information Statement to comply with the applicable rules and regulations promulgated by the SEC in all material respects.

(c) Opexa shall notify Acer promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement / Prospectus / Information Statement or the Form S-4 Registration Statement or for additional information and shall supply Acer with copies of (i) all correspondence between Opexa or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement / Prospectus / Information Statement, the Form S-4 Registration Statement or the Contemplated Transactions and (ii) all orders of the SEC relating to the Form S-4 Registration Statement. Opexa shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement / Prospectus / Information Statement and Form S-4 Registration Statement, and Acer and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. Prior to the Form S-4 Registration Statement being declared effective, (1) Acer shall use its commercially reasonable efforts to execute and deliver to Foley Hoag LLP

(“Foley”) and to Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) the applicable “Tax Representation Letter” referenced in Section 5.11(c); and (2) Opexa shall use its commercially reasonable efforts to execute and deliver to Pillsbury and to Foley the applicable “Tax Representation Letter” referenced in Section 5.11(c). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, (A) Acer shall use its commercially reasonable efforts to cause Foley to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (B) Opexa shall use its commercially reasonable efforts to cause Pillsbury to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the Tax Representation Letters referred to in this Section 5.1(c) and Section 5.11(c). Opexa shall use its commercially reasonable efforts to have the Form S-4 Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after it is filed with the SEC. No filing of, or amendment or supplement to, the Form S-4 Registration Statement will be made by Opexa, and no filing of, or amendment or supplement to, the Proxy Statement / Prospectus / Information Statement will be made by Opexa, in each case, without providing Acer a reasonable opportunity to review and comment thereon. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s shareholders/stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Acer occurs, or if Acer becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement / Prospectus / Information Statement, then Acer shall promptly inform Opexa thereof and shall cooperate fully with Opexa in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Opexa’s shareholders.

(d) Prior to the Effective Time, Opexa shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Opexa Common Stock to be issued in the Merger shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Acer Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote pursuant to the Acer Stockholder Written Consent.

(e) Acer shall reasonably cooperate with Opexa and provide, and require its Representatives to provide, Opexa and its Representatives with all true, correct and complete information regarding Acer that is required by applicable Legal Requirements to be included in the Form S-4 Registration Statement or reasonably requested from Acer to be included in the Form S-4 Registration Statement.

5.2 Acer Stockholder Written Consent.

(a) Promptly after the S-4 Registration Statement has been declared effective by the SEC under the Securities Act, and in any event no later than five (5) Business Days thereafter, Acer shall obtain the Acer Stockholder Written Consent for purposes of (i) adopting this Agreement, and approving the Merger, the Preferred Stock Conversion, the Acer Pre-Closing Financing, and the other actions contemplated by this Agreement (the “Acer Stockholder Matters”); (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section

262 of the DGCL, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL; and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL.

(b) Acer agrees that, subject to Section 5.2(c): (i) the Acer Board of Directors shall recommend that Acer Stockholders vote to approve the Acer Stockholder Matters (the “Acer Board Recommendation”) and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.2(a); and (ii) (A) the Acer Board Recommendation shall not be withdrawn or modified in a manner adverse to Opexa, and no resolution by the Acer Board of Directors or any committee thereof to withdraw or modify the Acer Board Recommendation in a manner adverse to Opexa shall be adopted or proposed and (B) the Acer Board of Directors shall not recommend any Acquisition Transaction (collectively an “Acer Board Adverse Recommendation Change”).

(c) Notwithstanding the foregoing, at any time prior to the receipt of the Required Acer Stockholder Vote, the Acer Board of Directors may make an Acer Board Adverse Recommendation Change, if: (i) the Acer Board of Directors has received an Acquisition Proposal that the Acer Board of Directors has determined in its reasonable, good faith judgment, after consultation with Acer’s outside legal counsel, constitutes a Superior Offer or (ii) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Acer that occurs or arises after the date of this Agreement that was neither known to Acer or the Acer Board of Directors nor reasonably foreseeable as of the date of this Agreement (an “Acer Intervening Event”), the Acer Board of Directors determines in its reasonable, good faith judgment, after consultation with Acer’s outside legal counsel, that an Acer Board Adverse Recommendation Change is required in order for the Acer Board of Directors to comply with its fiduciary obligations to the Acer Stockholders under applicable Legal Requirements; provided, however, that prior to Acer taking any action permitted under this Section 5.2(c), (A) in the case of a Superior Offer, (1) Acer must promptly notify Opexa, in writing, at least five (5) Business Days (the “Notice Period”) before making an Acer Board Adverse Recommendation Change, of its intention to take such action with respect to a Superior Offer, which notice shall state expressly that Acer has received an Acquisition Proposal that the Acer Board of Directors intends to declare a Superior Offer and that the Acer Board of Directors intends to make an Acer Board Adverse Recommendation Change, (2) Acer attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Offer, and (3) Acer negotiates with Opexa in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, if Opexa, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Offer, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time Acer notifies Opexa of any such material revision (it being understood that there may be multiple extensions); or (B) in the case of an Acer Intervening Event, (1) Acer promptly notifies Opexa, in writing, within the Notice Period before making an Acer Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Acer

Intervening Event and that the Acer Board of Directors intends to make an Acer Board Adverse Recommendation Change and (2) Acer negotiates with Opexa in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acer Intervening Event ceases to necessitate an Acer Board Adverse Recommendation Change with respect to Acer’s fiduciary duties, if Opexa, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material development in an Acer Intervening Event, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time Acer notifies Opexa of any such material development (it being understood that there may be multiple extensions).

(d) Unless the Acer Board of Directors has effected an Acer Board Adverse Recommendation Change in accordance with Section 5.2(c), Acer’s obligation to solicit the consent of its stockholders to sign the Acer Stockholder Written Consent in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Acer Board Recommendation.

5.3 Opexa Shareholders’ Meeting.

(a) Promptly after the Form S-4 Registration Statement has been declared effective by the SEC under the Securities Act, Opexa shall (i) take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Opexa Common Stock for the purpose of seeking approval of (A) the issuance of shares of Opexa Common Stock to the Acer Stockholders pursuant to the terms of this Agreement, (B) the change of control of Opexa resulting from the Merger, (C) if requested by Acer prior to the filing with the SEC of the Proxy Statement / Prospectus / Information Statement, the amendment of Opexa’s certificate of formation to effect the NASDAQ Reverse Split, (D) the amendment of Opexa’s certificate of formation to effect the name change of Opexa, (E) the amendment of the 2010 Plan to increase the number of shares reserved thereunder to an amount to be recommended by the Acer Board of Directors or a committee thereof, (F) any Permitted Opexa Asset Sale, to the extent required and not previously approved by the Opexa Shareholders and (G) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Opexa Shareholders for a non-binding, advisory vote to approve certain compensation that may become payable to Opexa’s named executed officer in connection with the completion of the Merger, if applicable (the matters contemplated by the foregoing clauses (A) – (G), collectively, the “Opexa Shareholder Matters”); and (ii) mail to the Opexa Shareholders as of the record date established for shareholders’ meeting of Opexa, the Proxy Statement / Prospectus / Information Statement; provided, however, that in no event shall such meeting take place more than sixty (60) calendar days after the date the S-4 Registration Statement is declared effective by the SEC (such meeting, the “Opexa Shareholders’ Meeting”).

(b) Opexa agrees that, subject to Section 5.3(c): (i) the Opexa Board of Directors shall recommend that the holders of Opexa Common Stock vote to approve the Opexa Shareholder Matters; (ii) the Proxy Statement / Prospectus / Information Statement shall include a statement to the effect that the Opexa Board of Directors recommends that Opexa Shareholder vote to approve the Opexa Shareholder Matters (the “Opexa Board Recommendation”); (iii) the

Opexa Board of Directors shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above; and (iv) (A) the Opexa Board Recommendation shall not be withdrawn or modified in a manner adverse to Acer, and no resolution by the Opexa Board of Director or any committee thereof to withdraw or modify the Opexa Board Recommendation in a manner adverse to Acer shall be adopted or proposed and (B) the Opexa Board of Directors shall not recommend any Acquisition Transaction (collectively a “Opexa Board Adverse Recommendation Change”).

(c) Notwithstanding the foregoing, at any time prior to the receipt of the Required Opexa Shareholder Vote, the Opexa Board of Directors may make an Opexa Board Adverse Recommendation Change, if: (i) the Opexa Board of Directors has received an Acquisition Proposal that the Opexa Board of Directors has determined in its reasonable, good faith judgment, after consultation with Opexa’s outside legal counsel, constitutes a Superior Offer or (ii) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Opexa that occurs or arises after the date of this Agreement that was neither known to Opexa or the Opexa Board of Directors nor reasonably foreseeable as of the date of this Agreement (a “Opexa Intervening Event”), the Opexa Board of Directors determines in its reasonable, good faith judgment, after consultation with Opexa’s outside legal counsel, that an Opexa Board Adverse Recommendation Change is required in order for the Opexa Board of Directors to comply with its fiduciary obligations to the Opexa Shareholders under applicable Legal Requirements; provided, however, that prior to Opexa taking any action permitted under this Section 5.3(c), (A) in the case of a Superior Offer, (1) Opexa must promptly notify Acer, in writing, within the Notice Period before making an Opexa Board Adverse Recommendation Change, of its intention to take such action with respect to a Superior Offer, which notice shall state expressly that Opexa has received an Acquisition Proposal that the Opexa Board of Directors intends to declare a Superior Offer and that the Opexa Board of Directors intends to make an Opexa Board Adverse Recommendation Change, (2) Opexa attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Offer, and (3) Opexa negotiates with Acer in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, if Acer, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Offer, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time Opexa notifies Acer of any such material revision (it being understood that there may be multiple extensions); or (B) in the case of an Opexa Intervening Event, (1) Opexa promptly notifies Acer, in writing, within the Notice Period before making an Opexa Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Opexa Intervening Event and that the Opexa Board of Directors intends to make an Opexa Adverse Recommendation Change, and (2) Opexa negotiates with Acer in good faith to make such adjustments in the terms and conditions of this Agreement so that such Opexa Intervening Event ceases to necessitate an Opexa Board Adverse Recommendation Change with respect to Opexa’s fiduciary duties, if Acer, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material development in an Opexa Intervening Event, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time Opexa notifies Acer of any such material development (it being understood that there may be multiple extensions).

(d) Unless the Opexa Board of Directors has effected an Opexa Board Adverse Recommendation Change in accordance with Section 5.3(c), Opexa’s obligation to call, give notice of and hold the Opexa Shareholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Opexa Board Recommendation.

(e) Nothing contained in this Agreement shall prohibit Opexa or its Board of Directors from (i) taking and disclosing to the Opexa Shareholders a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), (ii) making any disclosure to the Opexa Shareholders if the Opexa Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Opexa Shareholders under applicable Legal Requirements, and (iii) making a “stop, look and listen” communication to the Opexa Shareholders pursuant to Rule 14d-9(f) under the Exchange Act, provided, however, that (A) in the case of each of the foregoing clauses “(i)” and “(ii),” any such disclosure or public statement shall be deemed to be an Opexa Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless the Opexa Board of Directors reaffirms the Opexa Board Recommendation in such disclosure or public statement or within five Business Days of such disclosure or public statement; (B) in the case of clause “(iii),” any such disclosure or public statement shall be deemed to be an Opexa Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless the Opexa Board of Directors reaffirms the Opexa Board Recommendation in such disclosure or public statement or within ten (10) Business Days of such disclosure or public statement; and (C) Opexa shall not effect an Opexa Board Adverse Recommendation Change unless specifically permitted pursuant to the terms of Section 5.3(c).

5.4 Regulatory Approvals.

(a) Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all Legal Requirements that may be imposed on such Party with respect to the Contemplated Transactions and, subject to the conditions set forth in Article 6 hereof, to consummate the Contemplated Transactions, as promptly as practicable. In furtherance and not in limitation of the foregoing, each Party hereto agrees to file or otherwise submit, as soon as practicable after the date of this Agreement, but in any event no later than ten (10) Business Days after the date hereof, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall prepare and file, if and as required, (a) the Notification and Report Forms pursuant to the HSR Act and (b) any notification or other document to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Acer and

Opexa shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

(b) Each of the Parties shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with timely making all required filings and submissions and timely obtaining all related consents, permits, authorizations or approvals pursuant to Section 5.4(a); and (ii) keep Acer or Opexa, as applicable, informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Department of Justice or any other Governmental Body relating to the Contemplated Transactions. Subject to applicable Legal Requirements relating to the exchange of information, each Party shall, to the extent practicable, give the other party reasonable advance notice of all material communications with any Governmental Body relating to the Contemplated Transactions and each Party shall have the right to attend or participate in material conferences, meetings and telephone or other communications between the other Parties and regulators concerning the Contemplated Transactions.

(c) Notwithstanding Sections 5.4(a) through 5.4(b) or any other provision of this Agreement to the contrary, in no event shall either Party be required to agree to (i) divest, license, hold separate or otherwise dispose of, encumber or allow a third party to utilize, any portion of its or their respective businesses, assets or contracts or (ii) take any other action that may be required or requested by any Governmental Body in connection with obtaining the consents, authorizations, orders or approvals contemplated by this Section 5.4 that, would have an adverse impact, in any material respect, on any of the Parties.

5.5 Acer Options.

(a) At the Effective Time, each Acer Option that is outstanding and unexercised immediately prior to the Effective Time under the 2013 Plan, whether or not vested, shall be assumed by Opexa and converted into an option to purchase Opexa Common Stock, and Opexa shall assume the 2013 Plan and each such Acer Option in accordance with the terms (as in effect as of the date of this Agreement) of the 2013 Plan and the terms of the stock option agreement by which such Acer Option is evidenced. All rights with respect to Acer Common Stock under Acer Options assumed by Opexa shall thereupon be converted into rights with respect to Opexa Common Stock. Accordingly, from and after the Effective Time: (i) each Acer Option assumed by Opexa may be exercised solely for shares of Opexa Common Stock; (ii) the number of shares of Opexa Common Stock subject to each Acer Option assumed by Opexa shall be determined by multiplying (A) the number of shares of Acer Common Stock that were subject to such Acer Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Opexa Common Stock; (iii) the per share exercise price for the Opexa Common Stock issuable upon exercise of each Acer Option assumed by Opexa shall be determined by dividing (A) the per share exercise price of Acer Common Stock subject to such Acer Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Acer Option assumed by Opexa shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Acer Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of an Acer Option, such Acer Option assumed by Opexa in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Opexa Common Stock subsequent to the Effective Time; and (B) the Opexa Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Acer Board of Directors or any committee thereof with respect to each Acer Option assumed by Opexa. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each Acer Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Opexa Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of an Acer Option shall not constitute a “modification” of such Acer Option for purposes of Section 409A or Section 424 of the Code.

(b) Opexa shall file with the SEC, no later than thirty (30) calendar days after the Effective Time, a registration statement on Form S-8, if available for use by Opexa, relating to the shares of Opexa Common Stock issuable with respect to Acer Options assumed by Opexa in accordance with Section 5.5(a).

5.6 Opexa Employee and Benefits Matters; Opexa Options.

(a) Unless otherwise agreed in writing by Acer pursuant to written notice provided to Opexa no later than three (3) calendar days prior to the Closing Date, effective no later than the Business Day immediately prior to the Closing Date, Opexa shall, and shall cause any of its Subsidiaries to, terminate the employment and service of each Opexa Associate (the “Terminated Opexa Associates”) such that neither Opexa nor any Opexa Subsidiary shall have any Opexa Associate in its employ or service as of the Effective Time. As a condition to payment of any Terminated Opexa Associate Payment to a Terminated Opexa Associate and prior to the Closing Date, Opexa will use commercially reasonable efforts to obtain from each Terminated Opexa Associate an effective release of claims in a form approved by Acer, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the Closing, Opexa shall use commercially reasonable efforts to comply, in all material respects, with all of the requirements of the WARN Act and any applicable state Legal Requirement equivalent with respect to the Terminated Opexa Associates. Schedule 5.6(a)(ii) sets forth, with respect to each Terminated Opexa Associate, Opexa’s good faith estimate of the amount of all change of control payments, severance payments, termination or similar payments, retention payments, bonuses and other payments and benefits (including any COBRA costs), owed to or to be paid or provided to each Terminated Opexa Associate, and the amount by which any of such Terminated Opexa Associate’s compensation or benefits may be accelerated or increased, in each case, whether under any Opexa Employee Plan or otherwise, as a result of (i) the execution of this Agreement, (ii) the consummation of the Contemplated Transactions, or (iii) the termination of employment or service of such Terminated Opexa Associate (together, the “Terminated Opexa Associate Payments”).

(b) Each Opexa Option that is outstanding and unexercised immediately prior to the Effective Time, whether under the 2010 Plan or otherwise and whether or not vested or exercisable, and each Opexa RSU that is outstanding and has not been settled as of the Effective Time, whether under the 2010 Plan or otherwise, shall be (i) fully exercisable immediately prior to the Effective Time (i.e., 100% acceleration of vesting) and (ii) otherwise canceled and extinguished at the Effective Time without the right to receive any consideration. Prior to the Effective Time, the Opexa Board of Directors will adopt appropriate resolutions (if required inasmuch as the Opexa Board of Directors will have approved this Agreement, including this Section 5.6(b)), which draft resolutions (if applicable) shall be provided to Acer for reasonable review and approval by Acer prior to adoption by the Opexa Board of Directors and no later than five calendar days prior to the Closing Date, and will have taken all other actions necessary and appropriate (under the 2010 Plan, the Opexa Options, the Opexa RSUs and otherwise) to effectuate the provisions of this Section 5.6(b) and to ensure that, from and after the Effective Time, holders of Opexa Options and Opexa RSUs have no rights with respect thereto.

(c) Effective no later than the day immediately preceding the Closing Date, Opexa shall terminate (i) all Opexa Employee Plans that are “employee benefit plans” within the meaning of ERISA, including but not limited to any Opexa Employee Plans intended to include a Code Section 401(k) arrangement (each, a “Opexa 401(k) Plan”), and (ii) each other Opexa Employee Plan set forth on Schedule 5.6(c) attached hereto unless written notice is provided by Acer to Opexa no later than three (3) calendar days prior to the Closing Date, instructing Opexa not to terminate any such Opexa Employee Plan. Opexa shall provide Acer with evidence that such Opexa Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Opexa Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Acer. Opexa also shall take such other actions in furtherance of terminating such Opexa Employee Plan(s) as Acer may reasonably require. In the event that termination of the Opexa 401(k) Plans would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then Opexa shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acer no later than fourteen (14) calendar days prior to the Closing Date.

(d) This Section 5.6 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement. Nothing in this Section 5.6, express or implied, will (i) constitute or be treated as an amendment of any Opexa Employee Plan or Acer Employee Plan (or an undertaking to amend any such plan), (ii) prohibit Opexa, any Opexa Affiliate, Acer, or any Acer Affiliate from amending, modifying or terminating any Opexa Employee Plan or Acer Employee Plan pursuant to, and in accordance with, the terms thereof, or (iii) confer any rights or benefits on any Person other than Opexa and Acer.

5.7 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Opexa and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Opexa or Acer (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Opexa or Acer, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL or TBOC for directors or officers of Delaware corporations or Texas corporations, as applicable. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Opexa and the Surviving Corporation, jointly and severally, upon receipt by Opexa or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The certificate of formation/incorporation and bylaws of each of Opexa and the Surviving Corporation shall contain, and Opexa shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Opexa and Acer than are presently set forth in the certificate of formation/incorporation and bylaws of Opexa and Acer, as applicable, which provisions shall not be amended, modified or repealed for a period of six (6) years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Opexa or Acer.

(c) Prior to the Effective Time, Opexa shall purchase (and for the avoidance of doubt, the fees and expenses to be paid by Opexa shall reduce the Net Cash) a “tail” insurance policy with an effective date as of the Closing Date, which shall remain effective for six (6) years following the Closing Date, at least the same coverage and amounts and containing the same terms and conditions that are not less favorable to the D&O Indemnified Parties.

(d) Opexa shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.7 in connection with their enforcement of their rights provided in this Section 5.7.

(e) The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, bylaw or agreement. The obligations of Opexa under this Section 5.7 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.7 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this

Section 5.7 applies, as well as their heirs and representatives, shall be third-party beneficiaries of this Section 5.7, each of whom may enforce the provisions of this Section 5.7).

(f) In the event Opexa or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Opexa or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7. Opexa shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.7.

5.8 Additional Agreements. The Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Surviving Corporation to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iii) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.9 Disclosure. Without limiting Acer’s or Opexa’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party (other than employees that have a bona fide need to know) to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party has approved such press release or disclosure in writing; or (b) such Party has determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure.

5.10 Listing. Opexa shall use its commercially reasonable efforts: (a) to maintain its existing listing on the NASDAQ Capital Market and to obtain approval of the listing of the combined company on the NASDAQ Capital Market; (b) to effect the NASDAQ Reverse Split, (c) without derogating from the generality of the requirements of clause “(a)” and to the extent required by the rules and regulations of NASDAQ, to (i) prepare and submit to NASDAQ a notification form for the listing of the shares of Opexa Common Stock to be issued in the Merger, and (ii) to cause such shares to be approved for listing (subject to notice of issuance); and (d) to the extent required by NASDAQ Marketplace Rule 5110, to file an initial listing for the Opexa Common Stock on NASDAQ Capital Market (the “NASDAQ Listing Application”) and to cause such NASDAQ Listing Application to be approved for listing (subject to official notice of issuance). Acer will cooperate with Opexa as reasonably requested by Opexa with respect to the NASDAQ Listing Application and promptly furnish to Opexa all information concerning Acer and Acer Stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.10.

5.11 Tax Matters.

(a) Opexa, Merger Sub and Acer shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) Acer shall use its commercially reasonable efforts to deliver to Foley and Pillsbury a “Tax Representation Letter,” dated as of the date of the tax opinions referenced in Section 5.1(c) and signed by an officer of Acer, containing representations of Acer, and Opexa shall use its commercially reasonable efforts to deliver to Foley and Pillsbury a “Tax Representation Letter,” dated as of the date of the tax opinions referenced in Section 5.1(c) and signed by an officer of Opexa, containing representations of Opexa, in each case as shall be reasonably necessary or appropriate to enable Foley and Pillsbury to render the applicable opinions described in Section 5.1(c) of this Agreement.

5.12 Legends. Opexa shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Opexa Common Stock to be received in the Merger by equityholders of Acer who may be considered “affiliates” of Opexa for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Opexa Common Stock.

5.13 Directors and Officers. Prior to the Effective Time, but to be effective at the Effective Time, the Opexa Board of Directors shall (i) set the size of the Opexa Board of Directors at seven (7) members and elect seven (7) designees selected by Acer (with such designees, in the aggregate, expected to satisfy the requisite independence requirements for the Opexa Board of Directors, as well as the sophistication and independence requirements for the required committees of the Opexa Board of Directors, pursuant to NASDAQ’s listing standards), each to serve as a member of the Opexa Board of Directors, (ii) take all necessary action to appoint each of the individuals set forth on Schedule 5.13 as officers of Opexa to hold the offices set forth opposite his or her name, and (iii) appoint each of the directors set forth on Schedule 5.13 to the committees of the Opexa Board of Directors set forth opposite his or her name (with such directors, in the aggregate, expected to satisfy the sophistication and independence requirements for the required committees of the Opexa Board of Directors pursuant to NASDAQ’s listing standards).

5.14 Section 16 Matters. Prior to the Effective Time, Opexa shall take all such steps as may be required to cause any acquisitions of Opexa Common Stock and any options to purchase Opexa Common Stock resulting from the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Opexa, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15 Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to be applicable to Opexa, Acer, Merger Sub, or the Contemplated Transactions, then each of Opexa, Acer, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Legal Requirement inapplicable to the foregoing.

5.16 Preferred Stock. Acer shall take all action necessary to effect the conversion of Acer Preferred Stock into Acer Common Stock prior to the Effective Time (the “Preferred Stock Conversion”).

5.17 Termination of Certain Agreements and Rights. Acer shall use commercially reasonable efforts to terminate, at or prior to the Effective Time, those agreements set forth on Schedule 5.17 (collectively, the “Investor Agreements”).

5.18 Net Cash. Opexa shall use commercially reasonable efforts to ensure that Net Cash (as determined pursuant to Section 1.6) is greater than or equal to negative One Million and Two Hundred and Fifty Thousand Dollars (-$1,250,000) as of the Effective Time.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Form S-4 Registration Statement has been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 Registration Statement has been issued by the SEC and no proceedings for that purpose and no similar proceeding has been initiated or, to the Knowledge of Opexa, threatened by the SEC.

6.2 No Restraints. (a) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger has been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger or any of the Contemplated Transactions illegal; and (b) there shall be no Legal Proceeding pending, or overtly threatened in writing, by an official of a

Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action challenging or seeking to restrain or prohibit the consummation of the Merger or any of the Contemplated Transactions.

6.3 Stockholder Approval. (a) Acer has obtained the Required Acer Stockholder Vote, (b) Opexa has obtained the Required Opexa Shareholder Vote, and (c) Acer has received evidence, in form and substance satisfactory to it, that Merger Sub has obtained the Required Merger Sub Stockholder Vote.

6.4 Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act or applicable to foreign Legal Requirements relating to antitrust or competition matters has expired or been terminated, and there shall not be in effect any voluntary agreement between Opexa, Merger Sub and/or Acer, on the one hand, and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body, on the other hand, pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that neither Acer, on the one hand, nor Opexa or Merger Sub, on the other hand, shall enter into any such voluntary agreement without the written consent of all Parties.

6.5 Listing. (a) The existing shares of Opexa Common Stock have been continually listed on The NASDAQ Capital Market as of and from the date of this Agreement through the Closing Date, (b) the shares of Opexa Common Stock to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on The NASDAQ Capital Market as of the Effective Time, and (c) to the extent required by NASDAQ Marketplace Rule 5110, the NASDAQ Listing Application has been approved for listing (subject to official notice of issuance).

6.6 Net Cash Calculation. Opexa and Acer have agreed in writing upon the Net Cash Calculation, or the Accounting Firm has delivered its determination with respect to the Net Cash Calculation, in each case pursuant to Section 1.6.

ARTICLE 7

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF OPEXA AND MERGER SUB

The obligations of Opexa and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Opexa, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. (a) The representations and warranties of Acer in Section 2.1 (Subsidiaries; Due Organization; Organizational Documents), Section 2.2 (Authority; Vote Required), Section 2.4(a), Section 2.4(b), and Section 2.4(c) (Capitalization), are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of Acer in Article 2 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (with respect solely to this clause (b)) (i) in each case, or in the aggregate, where the failure to be true and correct would not have an Acer Material Adverse Effect (provided that all “Acer Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Acer in Article 2 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that Acer is required to comply with or to perform at or prior to the Closing have been complied with and performed by Acer in all material respects.

7.3 No Acer Material Adverse Effect. Since the date of this Agreement, there has not occurred any Acer Material Adverse Effect that is continuing.

7.4 Preferred Stock Conversion. Acer has effected the Preferred Stock Conversion.

7.5 Termination of Investor Agreements. The Investor Agreements have been terminated.

7.6 Acer Debt Conversion; No Debt. Acer has effected a conversion of all outstanding convertible debt into shares of Acer Common Stock, and at the Closing Acer shall have no indebtedness for borrowed money outstanding.

7.7 Acer Pre-Closing Financing. The Acer Pre-Closing Financing shall have been consummated and Acer shall have received the proceeds of the Acer Pre-Closing Financing on the terms and conditions set forth in the Subscription Agreement.

7.8 Documents. Opexa has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of Acer confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6 and 7.7 have been duly satisfied;

(b) (i) certificates of good standing of Acer in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified to do business, (ii) certified copies of the certificate of incorporation and bylaws of Acer, and (iii) a certificate as to the incumbency of the Chief Executive Officer and Chief Financial Officer of Acer and as to the adoption of resolutions of the Acer Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Acer hereunder;

(c) a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Opexa along with written authorization for Opexa to deliver such notice form to the Internal Revenue Service on behalf of Acer upon the Closing; and

(d) the Allocation Certificate.

ARTICLE 8

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF ACER

The obligations of Acer to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by Acer, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. (a) The representations and warranties of Opexa and Merger Sub in Section 3.1 (Subsidiaries; Due Organization; Organizational Documents), Section 3.2 (Authority; Vote Required), Section 3.4(a), Section 3.4(b), Section 3.4(c), Section 3.4(e) (Capitalization), are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of Opexa and Merger Sub in Article 3 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (with respect solely to this clause (b)) (i) in each case, or in the aggregate, where the failure to be true and correct would not have an Opexa Material Adverse Effect (provided that all “Opexa Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Opexa in Article 3 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

8.2 Performance of Covenants. (a) Opexa and Merger Sub will have complied with the covenants and obligations set forth in Section 4.2(b)(ii), Section 4.2(b)(xii), and Section 5.6 in all respects and (b) all of the other covenants and obligations in this Agreement that either Opexa or Merger Sub is required to comply with or to perform at or prior to the Closing have been complied with and performed in all material respects.

8.3 No Opexa Material Adverse Effect. Since the date of this Agreement, there has not occurred any Opexa Material Adverse Effect that is continuing.

8.4 Termination of Contracts. Acer has received evidence, in form and substance satisfactory to it, that all Opexa Contracts (other than the Opexa Contracts listed on Schedule 8.4) have been (a) terminated, assigned, or fully performed by Opexa and (b) all obligations of Opexa thereunder have been fully satisfied, waived or otherwise discharged.

8.5 Board of Directors and Officers. Opexa has caused the Opexa Board of Directors and the officers of Opexa, to be constituted as set forth in Section 5.13 of this Agreement effective as of the Effective Time.

8.6 Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Opexa has failed to provide, with respect to any Opexa SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

8.7 Net Cash Threshold. Net Cash is greater than or equal to negative One Million and Two Hundred and Fifty Thousand Dollars (-$1,250,000).

8.8 Shell Company Status. Opexa is not an issuer identified in Rule 144(i)(1)(i) of the Securities Act or a shell company as defined in Rule 12b-2 of the Exchange Act.

8.9 Satisfaction of Liabilities. Opexa has satisfied all of its Liabilities with respect to indebtedness as to borrowed money as of the Closing Date and Acer has received payoff letters or other proof of payment evidencing the satisfaction of such Liabilities and release of any Encumbrances related to such Liabilities, in form and substance satisfactory, to Acer.

8.10 Amendment to Certificate of Formation. If requested by Acer, Opexa has provided file-stamped copies of the amendment to Opexa’s certificate of formation evidencing the NASDAQ Reverse Split.

8.11 Bylaws. The Opexa Board of Directors has approved an amendment to the bylaws of Opexa to change the name of Opexa to “Acer Therapeutics Inc.”.

8.12 Documents. Acer has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a) a certificate executed by the Chief Executive Officer and Acting Chief Financial Officer of Opexa confirming that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10 and 8.11 have been duly satisfied;

(b) (i) certificates of good standing of each of Opexa and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which each is qualified to do business, (ii) certified copies of the certificate of formation/incorporation and bylaws of Opexa and Merger Sub, and (iii) a certificate as to the incumbency of the officers of Opexa and Merger Sub and as to the adoption of resolutions of the Opexa Board of Directors and the board of directors of Merger Sub authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Opexa and Merger Sub hereunder;

(c) written resignations in forms satisfactory to Acer, dated as of the Closing Date and effective as of the Closing executed by all officers and directors of Opexa (and, if applicable, removal of such persons as authorized parties to draw on or make withdrawals from Opexa’s accounts); and

(d) the Opexa Outstanding Shares Certificate.

ARTICLE 9

TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after obtaining the Required Acer Stockholder Vote or Required Opexa Shareholder Vote, as applicable, unless otherwise specified below):

(a) by mutual written consent duly authorized by the Boards of Directors of Opexa and Acer;

(b) by either Opexa or Acer if the Merger shall not have been consummated by December 30, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Acer, on the one hand, or to Opexa, on the other hand, if such Party’s (or, in the case of Opexa, Merger Sub’s) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement; provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by the date which is sixty (60) calendar days prior to the Outside Date, then either Acer or Opexa shall be entitled, by notice delivered to the other Party, to extend the Outside Date for an additional sixty (60) calendar days;

(c) by either Opexa or Acer if a court of competent jurisdiction or other Governmental Body has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to Acer, on the one hand, or to Opexa, on the other hand, if such Party’s (or, in the case of Opexa, Merger Sub’s) action or failure to act has been a principal cause of such issuance or action by a Governmental Body, and such action or failure to act constitutes a breach of this Agreement;

(d) by Opexa if the Required Acer Stockholder Vote shall not have been obtained within five (5) Business Days of the Form S-4 Registration Statement being declared effective by the SEC; provided, however, that once the Required Acer Stockholder Vote has been obtained, Opexa may not terminate this Agreement pursuant to this Section 9.1(d);

(e) by either Opexa or Acer if (i) the Opexa Shareholders’ Meeting (including any adjournments and postponements thereof) has been held and completed and the Opexa Shareholders have taken a final vote on the Opexa Shareholder Matters and (ii) the Opexa Shareholder Matters have not been approved at the Opexa Shareholders’ Meeting (or any adjournment or postponement thereof) by the Required Opexa Shareholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Opexa where the failure to obtain the Required Opexa Shareholder Vote has been caused by the action or failure to act of Opexa or Merger Sub and such action or failure to act constitutes a material breach by Opexa or Merger Sub of this Agreement;

(f) by Acer (at any time prior to obtaining the Required Opexa Shareholder Vote) if any of the following events have occurred: (i) Opexa failed to include the Opexa Board Recommendation in the Proxy Statement / Prospectus / Information Statement; (ii) the Opexa Board of Directors has approved, endorsed or recommended any Acquisition Proposal; (iii) Opexa has failed to hold the Opexa Shareholders’ Meeting within sixty (60) calendar days after the Form S-4 Registration Statement being declared effective by the SEC under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60)-calendar day period shall be tolled for the earlier of sixty (60) calendar days or so long as such stop order remains in effect or such proceeding or threatened proceeding remains pending); (iv) Opexa has entered into any Acquisition Agreement (other than a confidentiality agreement permitted pursuant to Section 4.5); or (v) Opexa or any of its Representatives has willfully and intentionally breached the provisions set forth in Section 4.5;

(g) by Opexa (at any time prior to the approval of the Merger by the Required Acer Stockholder Vote) if any of the following events have occurred: (i) the Acer Board of Directors failed to include the Acer Board Recommendation in the Proxy Statement / Prospectus / Information Statement; (ii) the Acer Board of Directors has approved, endorsed or recommended any Acquisition Proposal; (iii) Acer has entered into any Acquisition Agreement (other than a confidentiality agreement permitted pursuant to Section 4.5); or (iv) Acer or any of its Representatives has willfully and intentionally breached the provisions set forth in Section 4.5 of the Agreement;

(h) by Acer, upon a breach of any representation, warranty, covenant or agreement on the part of Opexa or Merger Sub set forth in this Agreement, or if any representation or warranty of Opexa or Merger Sub has become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied; provided, however, that if such inaccuracy in Opexa’s or Merger Sub’s representations and warranties or breach by Opexa or Merger Sub is curable by Opexa or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy unless such breach remains uncured fifteen (15) calendar days following the date of written notice from Acer to Opexa of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h); provided further, however, that no termination may be made pursuant to this Section 9.1(h) solely as a result of the failure to obtain the Required Opexa Shareholder Vote if the Opexa Shareholders’ Meeting has been held and completed (in which case, termination must be made pursuant to Section 9.1(e));

(i) by Opexa, upon a breach of any representation, warranty, covenant or agreement on the part of Acer set forth in this Agreement, or if any representation or warranty of Acer has become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied; provided, however, that if such inaccuracy in Acer’s representations and warranties or breach by Acer is curable by Acer, then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy unless such breach remains uncured fifteen (15) calendar days following the date of written notice from Opexa to Acer of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i); provided further, however, that no termination may be made pursuant to this

Section 9.1(i) solely as a result of the failure to obtain the Required Acer Stockholder Vote (in which case, termination must be made pursuant to Section 9.1(d));

(j) by Opexa, at any time, if (i) all conditions in Sections 6 and 8 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and remain so satisfied and (ii) Opexa irrevocably confirms by written notice to Acer that (A) each of the conditions in Section 7 (other than the condition set forth in Section 7.7 (Acer Pre-Closing Financing) and those conditions that by their nature are to be satisfied by actions taken at the Closing) has been satisfied or that Opexa is willing to waive any such conditions that have not been satisfied (other than the condition set forth in Section 7.7) and (B) it is prepared to consummate the Closing upon satisfaction of the condition set forth in Section 7.7 (i.e., consummation of the Acer Pre-Closing Financing); provided, that Opexa shall not terminate this Agreement pursuant to this Section 9.1(j) (x) unless the condition set forth in Section 7.7 has not been satisfied within five (5) calendar days after delivery of the written notice from Opexa to Acer pursuant to clause (ii) of this Section 9.1(j) and (y) to the extent that Acer is actively disputing through a Legal Proceeding the underlying reason(s) for the failure of the consummation of the Acer Pre-Closing Financing with one or more Purchasers (as defined in the Subscription Agreement) party to the Subscription Agreement and such Purchasers, together with all other Purchasers which remain committed to proceed with the Acer Pre-Closing Financing pursuant to the Subscription Agreement, represent at least the requisite participation to satisfy the minimum amount contemplated by the Acer Pre-Closing Financing; or

(k) by Acer if any of the following events have occurred: (i) the existing shares of Opexa Common Stock cease to be listed on The NASDAQ Capital Market, (ii) NASDAQ informs Opexa that it will not approve the shares of Opexa Common Stock to be issued in the Merger for listing on The NASDAQ Capital Market as of the Effective Time (whether or not such decision is subject to appeal), or (iii) NASDAQ informs Opexa that the NASDAQ Listing Application is not, or will not be, approved for listing (whether or not such decision is subject to appeal), only to the extent that such NASDAQ Listing Application is required by NASDAQ Marketplace Rule 5110; provided, however, that the foregoing clauses (ii) and (iii) are subject to a cure period of ten (10) Business Days if requested by Opexa.

9.2 Effect of Termination. The Party desiring to terminate this Agreement pursuant to Section 9.1 (other than pursuant to Section 9.1(a)) shall give a written notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 5.9, this Section 9.2, Section 9.3, and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Opexa and Acer shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the filings by the Parties under any filing requirement under the HSR Act and any foreign antitrust Legal Requirement applicable to this Agreement and the Contemplated Transactions; provided, further, that Opexa and Acer shall also share equally all fees and expenses (i) incurred in relation to the filing of the NASDAQ Listing Application with NASDAQ, (ii) by engagement of the Exchange Agent and (iii) in relation to the printing (e.g., paid to a financial printer) and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto.

(b) (i) If (A) this Agreement is terminated by Opexa or Acer pursuant to Section 9.1(e) or by Acer pursuant to Section 9.1(f), (B) at any time before the date of termination an Acquisition Proposal with respect to Opexa has been publicly announced or disclosed or otherwise communicated by the Opexa Board of Directors to the Opexa Shareholders, and (C) in the event this Agreement is terminated pursuant to Section 9.1(e), within twelve (12) months after the date of such termination, Opexa enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Opexa shall pay to Acer, within ten (10) Business Days after termination (or, if applicable, upon the earlier of such entry into a definitive agreement with respect to a Subsequent Transaction or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $250,000 (the “Acer Termination Fee”), in addition to any amount payable to Acer pursuant to Section 9.3(e).

(ii) If (A) this Agreement is terminated by Opexa pursuant to Section 9.1(d) or Section 9.1(g), (B) at any time before obtaining the Required Acer Stockholder Vote an Acquisition Proposal with respect to Acer has been publicly announced, disclosed or otherwise communicated by the Acer Board of Directors to the Acer Stockholders, and (C) in the event this Agreement is terminated pursuant Section 9.1(d), within twelve (12) months after the date of such termination, Acer enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Acer shall pay to Opexa, within ten (10) Business Days after termination (or, if applicable, upon the earlier of such entry into a definitive agreement with respect to a Subsequent Transaction or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $1,000,000 (the “Opexa Termination Fee”), in addition to any amount payable to Opexa pursuant to Section 9.3(e).

(iii) If this Agreement is terminated by Opexa pursuant to Section 9.1(j), then, within two (2) Business Days after such termination, Acer shall pay to Opexa the Opexa Termination Fee, in addition to any amount payable to Opexa pursuant to Section 9.3(e).

(c) (i) If this Agreement is terminated by Acer pursuant to Section 9.1(h) or (ii) in the event of a failure of Acer to consummate the transactions to be consummated at the Closing solely as a result of an Opexa Material Adverse Effect as set forth in Section 8.3 (provided, that, with respect to this clause (ii) only, at such time all of the other conditions precedent to Opexa’s obligation to close set forth in Article 6 and Article 7 of this Agreement have been satisfied by Acer, are capable of being satisfied by Acer or have been waived by Opexa), then Opexa shall reimburse Acer for all reasonable fees and expenses incurred by Acer in connection with this Agreement and the transactions contemplated hereby, including (A) all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Form S-4 Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) and (B) all fees and expenses incurred in connection with the preparation and filing under any filing requirement of any Governmental Body applicable to this Agreement and the transactions contemplated hereby (such expenses, including (A) and (B) above, collectively, the “Third-Party Expenses”), up to a maximum of $200,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Acer submits to Opexa true and correct copies of reasonable documentation supporting such Third-Party Expenses; provided, however, that such Third-Party Expenses shall not include any amounts for a financial advisor to Acer except for reasonably documented out-of-pocket expenses otherwise reimbursable by Acer to such financial advisor pursuant to the terms of Acer’s engagement letter or similar arrangement with financial advisor.

(d) (i) If this Agreement is terminated by Opexa pursuant to Section 9.1(i) or (ii) in the event of a failure of Opexa to consummate the transactions to be consummated at the Closing solely as a result of an Acer Material Adverse Effect as set forth in Section 7.3 (provided, that, with respect to this clause (ii) only, at such time all of the other conditions precedent to Acer’s obligation to close set forth in Article 6 and Article 8 of this Agreement have been satisfied by Opexa, are capable of being satisfied by Opexa or have been waived by Acer), then Acer shall reimburse Opexa for all Third-Party Expenses incurred by Opexa up to a maximum of $200,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Opexa submits to Acer true and correct copies of reasonable documentation supporting such Third-Party Expenses; provided, however, that such Third-Party Expenses shall not include any amounts for a financial advisor to Opexa except for reasonably documented out-of-pocket expenses otherwise reimbursable by Opexa to such financial advisor pursuant to the terms of Opexa’s engagement letter or similar arrangement with financial advisor.

(e) If either Party fails to pay when due any amount payable by such Party under Section 9.3(b), Section 9.3(c), or Section 9.3(d), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

The Parties agree that the payment of the fees and expenses set forth in this Section 9.3, subject to Section 9.2, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Opexa or Acer be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section

10.10, each of the Parties and their respective Affiliates will not have any liability, will not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, shareholder, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3, are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of Acer, Merger Sub and Opexa contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10.1 shall survive the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Acer, Merger Sub and Opexa at any time (whether before or after obtaining the Required Opexa Shareholder Vote or the Required Acer Stockholder Vote); provided, however, that after any such adoption and approval of this Agreement by a Party’s shareholders/stockholders, no amendment shall be made, which by applicable Legal Requirement requires further approval of the shareholders/stockholders of such Party, without the further approval of such shareholders/stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Acer, Merger Sub and Opexa.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (b) each of the Parties irrevocably waives the right to trial by jury.

10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of each other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without each other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, electronic mail, or by facsimile to the address, electronic mail address, or facsimile telephone number set forth beneath the name of such Party below (or to such other address, electronic mail address, or facsimile telephone number as such Party has specified in a written notice given to the other parties hereto):

if to Opexa or Merger Sub:

Opexa Therapeutics, Inc.

2635 Technology Forest Blvd.

The Woodlands, TX 77381

Telephone No.: (281) 719-3437

Facsimile No.: (281) 872-8585

Attention: Neil K. Warma

E-mail: nwarma@opexatherapeutics.com

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

12255 El Camino Real, Suite 300

San Diego, California 92130

Telephone: (858) 509-4000

Fax: (858) 509-4010

Attention: Mike Hird

E-mail: mike.hird@pillsburylaw.com

if to Acer:

Acer Therapeutics Inc.

222 Third Street

Suite #2240

Cambridge, MA 02142

Telephone No.: (844) 902-6100

Facsimile No.: (617) 225-7780

Attention: Harry Palmin

E-mail: hpalmin@acertx.com

with a copy to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Telephone No.: (617) 832-1209

Facsimile No.: (617) 832-7000

Attention: David R. Pierson, Esq. and William R. Kolb, Esq.

E-Mail: DPierson@Foleyhoag.com and WRK@foleyhoag.com

10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this

Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The word “or” when used in this Agreement shall be deemed to be used in the inclusive sense of “and/or”, the word “any” when used in this Agreement shall be deemed to be used in the sense of “any and all”, and the words “to the extent” when used in this Agreement shall mean the degree to which a subject or other item extends and shall not simply mean “if”. As used in this Agreement, the words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) Except as otherwise indicated, all references in this Agreement to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(e) When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(f) Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(g) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

OPEXA THERAPEUTICS, INC.

By:	/s/ Neil K. Warma
	Name:	Neil K. Warma
	Title:	President, Chief Executive Officer and Acting Chief Financial Officer

OPEXA MERGER SUB, INC.

By:	/s/ Neil K. Warma
	Name:	Neil K. Warma
	Title:	President, Chief Executive Officer and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

ACER THERAPEUTICS INC.

By:	/s/ Chris Schelling
	Name:	Chris Schelling
	Title:	President and CEO

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2010 Plan” has the meaning set forth in Section 3.4(b).

“2013 Plan” has the meaning set forth in Section 2.4(b).

“ACA” has the meaning set forth in Section 2.14(o).

“Accounting Firm” has the meaning set forth in Section 1.6(e).

“Acer” has the meaning set forth in the Preamble.

“Acer 409A Plan” has the meaning set forth in Section 2.14(n).

“Acer Affiliate” means any Person that is (or at any relevant time was) under common control with Acer within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Acer Associate” means any current employee, independent contractor, officer or director of Acer or any Acer Affiliate.

“Acer Board Adverse Recommendation Change” has the meaning set forth in Section 5.2(b).

“Acer Board of Directors” means the board of directors of Acer.

“Acer Board Recommendation” has the meaning set forth in Section 5.2(b).

“Acer Capital Stock” means the Acer Common Stock and the Acer Preferred Stock.

“Acer Common Stock” has the meaning set forth in Section 2.4(a).

“Acer Contract” means any Contract: (a) to which Acer is a Party; or (b) by which Acer or any Acer IP Rights or any other asset of Acer is bound or under which Acer has any obligation.

“Acer Disclosure Schedule” has the meaning set forth in Article 2.

“Acer Employee Plan” has the meaning set forth in Section 2.14(e).

“Acer Financials” has the meaning set forth in Section 2.5(a).

“Acer IP Rights” means all Intellectual Property owned, licensed or controlled by Acer that is necessary or used in the business of Acer as presently conducted or as presently proposed to be conducted.

“Acer IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Acer IP Rights.

“Acer Intervening Event” has the meaning set forth in Section 5.2(c).

“Acer Leases” has the meaning set forth in Section 2.8.

“Acer Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Acer Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Acer; or (b) the ability of Acer to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) an Acer Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or filing by Acer relating to the Acer IP Rights; (ii) any change in the cash position of Acer which results from operations in the Ordinary Course of Business; (iii) conditions generally affecting the industries in which Acer participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Acer; (iv) any failure by Acer to meet internal projections or forecasts on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or forecasts may constitute a Acer Material Adverse Effect and may be taken into account in determining whether a Acer Material Adverse Effect has occurred); (v) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger or the Acer Pre-Closing Financing; (vi) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (vii) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Acer Material Contract” has the meaning set forth in Section 2.10(a).

“Acer Options” means options to purchase shares of Acer Common Stock issued or granted by Acer.

“Acer Permits” has the meaning set forth in Section 2.12(b).

“Acer Pre-Closing Financing” means the issuance and sale of Acer Common Stock in exchange for gross proceeds of at least $15,500,000, which may consist of conversion of up to $5,500,000 in principal amount of senior secured convertible promissory notes issued by Acer under that certain Note Purchase Agreement dated March 22, 2017 but with the balance of the gross proceeds to be in cash (i.e., for a minimum of $10,000,000 in cash), to be consummated prior to the Closing pursuant to the Subscription Agreement.

“Acer Preferred Stock” has the meaning set forth in Section 2.4(a).

“Acer Product Candidates” has the meaning set forth in Section 2.12(d).

“Acer Registered IP” means all Acer IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Acer Regulatory Permits” has the meaning set forth in Section 2.12(d).

“Acer Series B Preferred Stock” has the meaning set forth in Section 2.4(a).

“Acer Stock Certificate” has the meaning set forth in Section 1.7.

“Acer Stockholder” means each holder of Acer Capital Stock, and “Acer Stockholders” means all Acer Stockholders.

“Acer Stockholder Matters” has the meaning set forth in Section 5.2(a).

“Acer Stockholder Support Agreements” has the meaning set forth in the Recitals.

“Acer Stockholder Written Consent” has the meaning set forth in Section 2.2(b).

“Acer Termination Fee” has the meaning set forth in Section 9.3(b).

“Acer Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Acer for the three (3) month period ending March 31, 2017.

“Acquisition Agreement” has the meaning set forth in Section 4.5(a).

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Acer, on the one hand, or Opexa, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Acer or any of its Affiliates, on the one hand, or by or on behalf of Opexa or any of its Affiliates, on the other hand, to the other Party) made by a third party contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of transactions involving: (a) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or assets of a Party or any of its Subsidiaries (including any outstanding equity securities of a Subsidiary) equal to 10% or more of the fair market value of such Party’s consolidated assets or to which 10% or more of such Party’s net revenues or net income on a consolidated basis are attributable; provided, however, that any acquisition or licensing of assets of Opexa is excluded from the transactions described in this clause (a) so long as such acquisition or licensing (i) does not include terms that are not reasonable and customary for transactions of similar size, type and scope, (ii) would not prevent or delay Opexa from entering into or consummating the Merger and the Contemplated Transaction, (iii) Acer is provided with the opportunity to review in advance any binding or definitive agreement and (iv) the proposed acquisition or licensing, if consummated prior to the Effective Time, does not cause Opexa to become a shell company as defined in Rule 12b-2 of the Exchange Act; (b) any direct or indirect acquisition of 10% or more of the outstanding equity securities of a Party; provided, however, that the Acer Pre-Closing Financing is excluded from the transactions described in this clause (b); (c) any tender offer or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning 10% or more of the outstanding equity securities of a Party; (d) any financing transaction that is unrelated to the Acer Pre-Closing Financing in which Acer seeks to raise capital through the issuance of either equity or debt securities, or any instrument convertible into or exchangeable for such equity or debt securities, whether from existing investors or potential new investors; provided, however, that Acer’s issuance of senior secured convertible promissory notes under that certain Note Purchase Agreement dated March 22, 2017 at the Additional Closing (as defined therein) is excluded from the transactions described in this clause (d); or (e) a merger, reverse merger, consolidation, other business combination or similar transaction involving a party hereto or any of its subsidiaries; provided, however, that the Merger and Contemplated Transactions and any potential in-licensing transactions by Acer or transactions involving the acquisition of pipeline products by Acer, in each case, where such transactions are complimentary to the Contemplated Transactions is excluded from the transactions described in this clause (e).

“Affiliates” has the meaning for such term as used in Rule 145 under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Certificate” has the meaning set forth in Section 1.12(b).

“Anticipated Closing Date” has the meaning set forth in Section 1.6(a).

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certifications” has the meaning set forth in Section 3.5(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Mutual Confidential Disclosure Agreement by and between Acer and Opexa, dated as of January 10, 2017, as amended.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, the Preferred Stock Conversion, the NASDAQ Reverse Split, the Acer Pre-Closing Financing, and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Costs” has the meaning set forth in Section 5.7(a).

“D&O Indemnified Parties” has the meaning set forth in Section 5.7(a).

“Determination Date” has the meaning set forth in Section 1.6(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dispute Notice” has the meaning set forth in Section 1.6(b).

“Dissenting Shares” has the meaning set forth in Section 1.9(a).

“Drug Regulatory Agency” has the meaning set forth in Section 2.12(c).

“Effect” means any effect, change, event, circumstance, or development.

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.8(a).

“Exchange Fund” has the meaning set forth in Section 1.8(a).

“Exchange Ratio” means, subject to Section 1.5(f), the following ratio (with such ratio being calculated to the nearest 1/10,000 of a share): the quotient obtained by dividing (a) the Acer Merger Shares by (b) the Acer Outstanding Shares, in which:

•	“Acer Allocation Percentage” means 1.00 minus the Opexa Allocation Percentage.

•	“Acer Merger Shares” means the product determined by multiplying (a) the Post-Closing Opexa Shares by (b) the Acer Allocation Percentage.

•	“Acer Outstanding Shares” means the total number of shares of Acer Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Acer Common Stock basis and assuming, without limitation or duplication, (a) the exercise of all Acer Options outstanding as of immediately prior to the Effective Time, (b) the effectiveness of the Preferred Stock Conversion, (c) the consummation of the Acer Pre-Closing Financing (including conversion of all senior secured convertible promissory notes issued by Acer under that certain Note Purchase Agreement dated March 22, 2017), (d) the conversion of all of Acer’s outstanding convertible indebtedness into shares of Acer Common Stock and (e) the issuance of shares of Acer Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately prior to the Effective Time.

•

“Opexa Allocation Percentage” means the quotient determined by dividing (i) the sum of Seven Million Dollars ($7,000,000), plus or minus One Dollar ($1) for each One Dollar ($1) that Net Cash determined pursuant to Section 1.6 is greater than or less than negative Five Hundred Thousand Dollars (-$500,000), by (ii) the sum of (A) the product of the Acer Outstanding Shares multiplied by the price per share of Acer Common Stock for cash investors in the Pre-Closing Acer

Financing, plus (B) the amount determined pursuant to the foregoing clause (i), minus (C) the aggregate amount of any indebtedness for borrowed money of Acer outstanding at the Closing. For example, the Opexa Allocation Percentage would be 0.11147 if the Net Cash determined pursuant to Section 1.6 is negative Six Hundred Thousand Dollars (-$600,000), the product of the Acer Outstanding Shares multiplied by the price per share of Acer Common Stock for cash investors in the Pre-Closing Acer Financing is Fifty-Five Million Dollars ($55,000,000), and Acer has no indebtedness for borrowed money outstanding at the Closing.

•	“Opexa Outstanding Shares” means, subject to Section 1.5(f), the total number of shares of Opexa Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Opexa Common Stock basis, and assuming, without limitation or duplication, (a) the exercise of each Opexa Option outstanding as of the Effective Time, solely to the extent such Opexa Option will not be canceled pursuant to Section 5.6(b) at the Effective Time or exercised prior thereto, (b) the settlement in shares of Opexa Common Stock of each Opexa RSU outstanding as of the Effective Time, solely to the extent such Opexa RSU will not be canceled pursuant to Section 5.6(b) at the Effective Time or settled prior thereto, (c) the conversion of all of Opexa’s outstanding convertible indebtedness into shares of Opexa Common Stock, and (d) the issuance of shares of Opexa Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately prior to the Effective Time; provided, however, that notwithstanding any element of the foregoing, all shares of Opexa Common Stock underlying the Opexa Warrants shall be excluded from the calculation of the Opexa Outstanding Shares.

•	“Post-Closing Opexa Shares” mean the quotient determined by dividing (a) the Opexa Outstanding Shares by (b) the Opexa Allocation Percentage.

“Existing Acer D&O Policies” has the meaning set forth in Section 2.16(b).

“Existing Opexa D&O Policies” has the meaning set forth in Section 3.16(b).

“FDA” has the meaning set forth in Section 2.12(c).

“FDCA” has the meaning set forth in Section 2.12(c).

“Foley” has the meaning set forth in Section 5.1(c).

“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Opexa registering the public offering and sale of Opexa Common Stock to all Acer Stockholders in the Merger, including all shares of Opexa Common Stock to be issued in exchange for all shares of Acer Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” has the meaning set forth in Section 2.5(a).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental body of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority); or (d) self-regulatory organization (including NASDAQ and the Financial Industry Regulatory Authority).

“Grant Date” has the meaning set forth in Section 2.14(f).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

“Investor Agreements” shall have the meaning set forth in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (a) with respect to Opexa, the actual knowledge of Neil K. Warma, after due inquiry; and (b) with respect to Acer, the actual knowledge of Chris Schelling or Harry Palmin, in each case, after due inquiry.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” has the meaning set forth in Section 2.11.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 1.5(a)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Capital Stock” has the meaning set forth in Section 3.4(e).

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“NASDAQ” means The NASDAQ Stock Market.

“NASDAQ Listing Application” has the meaning set forth in Section 5.10.

“NASDAQ Reverse Split” means a reverse stock split of all outstanding shares of Opexa Common Stock at a reverse stock split ratio in the range mutually agreed to by Opexa and Acer that is effected by Opexa for the purpose of maintaining compliance with NASDAQ listing standards.

“Net Cash” means, as of the Closing Date unless otherwise specified, (a) the sum of Opexa’s cash and cash equivalents, determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Opexa Audited Financial Statements and the Opexa Unaudited Interim Balance Sheet, plus (b) any receivables of Opexa as determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Opexa Audited Financial Statements and the Opexa Unaudited Interim Balance Sheet, and also including for this purpose, and without limitation, any future payments (including with respect to any Permitted Opexa Asset Sale) that would be reflected in financial statements of Opexa in accordance with GAAP, minus (c) the sum of Opexa’s accounts payable and accrued expenses (without duplication of any expenses accounted for below), in each case as determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Opexa Audited Financial Statements and the Opexa Unaudited Interim Balance Sheet, minus (d) the cash cost of any unpaid change of control payments or severance, termination or similar payments that are or become due as a result of the Contemplated Transactions to any current or former employee, director or independent contractor of Opexa, or any other third party minus (e) the cash cost of any accrued and unpaid retention payments or other bonuses due to any current or former employee, director or independent contractor of Opexa, minus (f) any remaining unpaid fees and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) as of such date for which Opexa is liable incurred by Opexa in connection with this Agreement and the Contemplated Transactions or otherwise, plus or minus (as applicable) (g) the net amount of any transaction expense reimbursement owed to, or transaction expense payment owed by, Opexa pursuant to Section 9.3(a), minus (h) any and all other Liabilities of Opexa that would be required to be set forth in a balance sheet prepared in accordance with GAAP.

“Net Cash Calculation” has the meaning set forth in Section 1.6(a).

“Net Cash Schedule” has the meaning set forth in Section 1.6(a).

“Notice Period” has the meaning set forth in Section 5.2(c).

“Opexa 401(k) Plan” has the meaning set forth in Section 5.6(c).

“Opexa 409A Plan” has the meaning set forth in Section 3.14(k).

“Opexa” has the meaning set forth in the Preamble.

“Opexa Affiliate” means any Person that is (or at any relevant time was) under common control with Opexa within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Opexa Associate” means any current or former employee, independent contractor, officer or director of Opexa, any of its Subsidiaries or any Opexa Affiliate.

“Opexa Audited Financial Statements” means the audited consolidated financial statements included in Opexa’s Report on Form 10-K filed with the SEC on March 28, 2017 for the period ended December 31, 2016.

“Opexa Board Adverse Recommendation Change” has the meaning set forth in Section 5.3(b).

“Opexa Board of Directors” means the board of directors of Opexa.

“Opexa Board Recommendation” has the meaning set forth in Section 5.3(b).

“Opexa Capital Stock” means Opexa Common Stock and Opexa preferred stock.

“Opexa Common Stock” has the meaning set forth in Section 3.4(a).

“Opexa Contract” means any Contract: (a) to which Opexa or an Opexa Subsidiary is a Party; or (b) by which Opexa, an Opexa Subsidiary or any Opexa IP Rights or any other asset of

Opexa or an Opexa Subsidiary is bound or under which Opexa or an Opexa Subsidiary has any obligation.

“Opexa Disclosure Schedule” has the meaning set forth in Article 3.

“Opexa Employee Plan” has the meaning set forth in Section 3.14(c).

“Opexa IP Rights” means all Intellectual Property owned, licensed or controlled by Opexa or a Opexa Subsidiary that is necessary or used in the business of Opexa or its Subsidiaries as presently conducted or as presently proposed to be conducted.

“Opexa IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Opexa IP Rights.

“Opexa Intervening Event” has the meaning set forth in Section 5.3(c).

“Opexa Leases” has the meaning set forth in Section 3.8.

“Opexa Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Opexa Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Opexa; or (b) the ability of Opexa to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) an Opexa Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or filing by Opexa relating to the Opexa IP Rights; (ii) any change in the cash position of Opexa which results from operations in the Ordinary Course of Business; (iii) conditions generally affecting the industries in which Opexa participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Opexa; (iv) any failure of Opexa to meet internal projections or forecast or third-party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement or any change in the price or trading volume of Opexa Common Stock (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute an Opexa Material Adverse Effect and may be taken into account in determining whether an Opexa Material Adverse Effect has occurred); (v) the consummation of a Permitted Opexa Asset Sale, (vi) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger or the Acer Pre-Closing Financing; (vii) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (viii) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Opexa Material Contract” has the meaning set forth in Section 3.10.

“Opexa Options” means options to purchase shares of Opexa Common Stock issued or granted by Opexa.

“Opexa Outstanding Shares Certificate” has the meaning set forth in Section 1.12(a).

“Opexa Permits” has the meaning set forth in Section 3.12(b).

“Opexa Registered IP” means all Opexa IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Opexa Regulatory Permits” has the meaning set forth in Section 3.12(d).

“Opexa RSUs” means a restricted stock unit covering shares of Opexa Capital Stock issued or granted by Opexa.

“Opexa Shareholder” means each holder of Opexa Capital Stock, and “Opexa Shareholder” means all Opexa Shareholders.

“Opexa Shareholder Matters” has the meaning set forth in Section 5.3(a).

“Opexa Shareholders’ Meeting” has the meaning set forth in Section 5.3(a).

“Opexa Shareholder Support Agreements” has the meaning set forth in the Recitals.

“Opexa Subsidiaries” has the meaning set forth in Section 3.1(a).

“Opexa Termination Fee” has the meaning set forth in Section 9.3(b).

“Opexa Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Opexa included in Opexa’s Report on Form 10-Q filed with the SEC for the period ended March 31, 2017.

“Opexa Warrants” means the outstanding warrants to purchase Opexa Capital Stock set forth in Section 3.4(a) of the Opexa Disclosure Schedule.

“Ordinary Course of Business” means, in the case of each of Acer and Opexa and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices; provided, however, that during the Pre-Closing Period, (a) the Ordinary Course of Business of each Party shall also include any actions expressly required or permitted by this Agreement, including the Contemplated Transactions, and (b) the Ordinary Course of Business for Acer shall also include actions undertaken in connection with preparing to become a SEC reporting company listed on the NASDAQ Capital Market and.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Party” or “Parties” means Acer, Merger Sub and Opexa.

“Permitted Alternative Agreement” means an Acquisition Agreement that constitutes a Superior Offer.

“Permitted Opexa Asset Sale” has the meaning set forth in Section 4.2(b)(viii).

“Person” means any individual, Entity or Governmental Body.

“Pillsbury” has the meaning set forth in Section 5.1(c).

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Preferred Stock Conversion” has the meaning set forth in Section 5.16.

“Proxy Statement / Prospectus / Information Statement” means the proxy statement/prospectus/information statement to be sent to Acer’s stockholders in connection with the approval of this Agreement and the Merger (by signing the Acer Stockholder Written Consent) and to Opexa’s shareholders in connection with the Opexa Shareholders’ Meeting.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Acer Stockholder Vote” has the meaning set forth in Section 2.2(b).

“Required Merger Sub Stockholder Vote” has the meaning set forth in Section 3.2(b).

“Required Opexa Shareholder Vote” has the meaning set forth in Section 3.2(b).

“Response Date” has the meaning set forth in Section 1.6(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subscription Agreement” has the meaning set forth in the Recitals.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 10% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

“Subsidiary” means an Entity of which another Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited, bona fide Acquisition Proposal (with all references to 10% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Opexa Board of Directors or the Acer Board of Directors, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor, if any (i) is more favorable, from a financial point of view, to the Opexa Shareholders or the Acer Stockholders, as applicable, than the terms of the Merger; and (ii) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if (A) any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party or (B) if the consummation of such transaction is contingent on any such financing being obtained.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“TBOC” means the Texas Business Organizations Code.

“Terminated Opexa Associate Payments” has the meaning set forth in Section 5.6(a).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.